Exhibit 10.4

HALEU LONG-TERM SUPPLY AGREEMENT

BY AND BETWEEN

TERRAPOWER, llc

AND

ASP ISOTOPES INC.

DATED AS OF

MAY 16, 2025

Exhibit 10.4

TABLE OF CONTENTS

1.	Definitions.	1
2.	Work Authorization - Purchase Order.	7
2.1.	Issuance of Purchase Order.	7
2.2.	Base Line Item.	7
2.3.	[Reserved].	7
2.4.	Price; Price Basis.	7
2.5.	Quantity; Delivery Quantity Annual Estimate; Committed Quantity.	7
2.6.	Additional Capacity; Enrichment of Tails Material.	8
3.	Performance of the Work.	9
3.1.	Statement of Work Contents.	9
3.2.	Compliance with the Order, Purchase Order, and Statement of Work.	9
3.3.	Purchase Order to Authorize Work.	10
3.4.	Use of Subcontractors.	10
3.5.	Submittals.	10
3.6.	Acceptance.	10
3.7.	Contractor Requests.	10
4.	Representations, Certifications.	11
4.1.	[Reserved.]	11
4.2.	Parties’ Authority and Capacity to Contract.	11
4.3.	Contractor Authority and Capacity to Contract.	11
5.	Changes.	13
5.1.	TerraPower Changes.	13
5.2.	Contractor Identified Change Conditions.	13
5.3.	Change Conditions – Equitable Adjustments.	13
5.4.	Content of Change Requests.	14

Exhibit 10.4

5.5.	Change Requests – Effectiveness.	14
6.	Term and Termination; Suspension.	14
6.1.	Term.	14
6.2.	Breach; Default.	14
6.3.	Convenience.	16
6.4.	Effect of Termination.	16
6.5.	Suspension, Shipment to Storage.	17
7.	Compensation/Payment/Project Controls.	18
7.1.	Compensation.	18
7.2.	[Reserved].	19
7.3.	[Reserved].	19
7.4.	Firm Fixed Price Basis Invoice and Project Control.	20
8.	Taxes; [Reserved].	20
8.1.	Co-Employment.	20
8.2.	Compliance with Tax Laws.	20
8.3.	Tax Exemptions; Cooperation.	21
8.4.	Location of Performance of Work.	21
8.5.	[Reserved].	21
9.	Competitors; Non-Solicitation; Publicity.	21
9.1.	Prohibition on Interference with TerraPower Activities.	21
9.2.	Prohibition on Disclosure of Deliverables or Confidential Information.	21
9.3.	Non-solicitation.	21
9.4.	Use of TerraPower Name or Logo.	21
10.	Quality Assurance; Environmental, Health & Safety.	22
10.1.	Quality Assurance and Environmental Health & Safety Requirements.	22
10.2.	Incorporation of Quality Assurance and Environmental Health & Safety Requirements Into Subcontracts.	22

Exhibit 10.4

10.3.	Hold Points and Stop Work.	22
11.	Warranty; Delay and Performance Remedies.	22
11.1.	Compliance with Agreement and Purchase Order; Duration.	22
11.2.	TerraPower Testing.	23
11.3.	TerraPower Right to Remedy Contractor Failure to Meet Warranties.	23
11.4.	Warranty Beneficiaries; Assignment.	23
11.5.	Liquidated Damages.	24
12.	Proprietary Rights and Confidentiality.	24
12.1.	Background and Foreground Intellectual Property.	24
12.2.	[Reserved].	24
12.3.	[Reserved].	25
12.4.	Compliance with Confidential Information Obligations.	25
12.5.	Exclusions from Confidentiality Obligations.	25
12.6.	Ownership of Confidential Information.	25
12.7.	Markings.	25
12.8.	Injunctive Relief.	26
12.9.	Use of Confidential Information.	26
12.10.	Statutory Protections.	26
12.11.	[Reserved].	26
12.12.	Ownership of Patentable Inventions and Contractor Support.	26
13.	Title; Risk of Loss; TerraPower-Provided Equipment	27
13.1.	Title, Risk of Loss.	27
13.2.	TerraPower-Provided Equipment.	27
14.	Indemnification.	27
14.1.	Indemnification by Contractor.	27
14.2.	Notification, Rights, and Cooperation.	28
14.3.	Investigations.	28

Exhibit 10.4

14.4.	Indemnification by TerraPower.	29
15.	Insurance.	29
15.1.	Coverage Requirements.	29
15.2.	Additional Requirements.	30
15.3.	Nuclear Liability.	31
16.	Force Majeure Event.	32
16.1.	Suspension of Performance.	32
16.2.	Obligation of the Nonperforming Party.	32
16.3.	Right of the Performing Party.	32
17.	Limitation of Liability	33
17.1.	LIABILITY CAP.	33
17.2.	NO LIABILITY FOR CERTAIN DAMAGES; EXCEPTIONS.	33
18.	Books and Records; Audits; Inspection Rights; Cooperation with TerraPower and Governmental Authorities.	34
18.1.	Recordkeeping Requirements.	34
18.2.	Onsite Inspections.	34
18.3.	Entering Contractor Facilities to Verify Compliance.	34
18.4.	Consequence of Failure to Comply.	34
18.5.	Retention of Records; Notification Prior to Destruction.	35
18.6.	Electronic Records.	35
18.7.	TerraPower Inspection Rights.	35
18.8.	Contractor Assistance.	35
18.9.	[Reserved].	36
19.	Miscellaneous.	36
19.1.	Export Control.	36
19.2.	[Reserved].	37
19.3.	Communication and Protection of Data	37

Exhibit 10.4

19.4.	Counterparts	37
19.5.	Amendments; Modifications	37
19.6.	Notices	37
19.7.	Binding Effect; Assignment; Security	38
19.8.	Integration; Construction	38
19.9.	Governing Law; Dispute Resolution	38
19.10.	Severability of Provisions	39
19.11.	Waiver; Rights and Remedies	39
19.12.	Order of Precedence	39
19.13.	Interpretation	40
19.14.	Independent Contractor	40
19.15.	Survival	40
19.16.	Nuclear Liability	40

Exhibit A: Statement of Work

Exhibit B: Form of Order

Exhibit 10.4

HALEU Long-Term Supply Agreement

This HALEU Long-Term Supply Agreement (this “Agreement”), effective as of May 16, 2025 (“Effective Date”) is made and entered into by and between TerraPower, LLC, a Delaware limited liability company, on behalf of itself and US SFR Owner, LLC, a Delaware limited liability company (collectively, “TerraPower”), and ASP Isotopes Inc., a Delaware corporation (“Contractor”) (each of TerraPower and Contractor a “Party” and collectively “the Parties”). The Parties agree as follows:

1. Definitions.

For purposes of this Agreement, the following terms shall have the meanings assigned to them below:

“Additional Commercial Supply” has the meaning given to it in subsection 2.6.b.ii (Additional Capacity).

“Agreement” means this HALEU Long-Term Supply Agreement and any schedules, attachments, annexes and exhibits hereto (including the Statement of Work and any attachments thereto), the Purchase Order(s) and any schedules, attachments, annexes and exhibits thereto and any modifications agreed to in writing by the Parties in accordance with the terms set forth herein.

“Applicable Laws” means all laws, ordinances, rules, regulations, orders, licenses, permits and other requirements, now or hereafter in effect, of any governmental or regulatory authority applicable to a Party.

“Assay” means the total weight of 235U isotope divided by the total weight of all uranium isotopes expressed as weight percent (w/o).

“Background Intellectual Property” means any Intellectual Property, that is owned (or sub-licensable by a Party) before, or created independently of, performance of the Work.

“Change Condition” means any of the following circumstances:

i. Any change required by TerraPower pursuant to subsection 5.1, except to the extent such change arises from the acts or omissions of Contractor; provided, no Work performed on a Firm Fixed Price Basis shall be eligible for any adjustment to compensation due to any circumstances described in this clause (i) except to the extent TerraPower required such change pursuant to subsection 5.1 materially modifies the schedule for performance of the Work or adds material Submittals, Deliverables, or Supplies to be provided hereunder that has not been at such time agreed in a Statement of Work;

ii. Any change in Applicable Laws that was not foreseeable as of the Effective Date of this Agreement or the date of the relevant SOW that results, or is reasonably likely to result, in a material adverse effect on the Work, provided, that Contractor has used its reasonably diligent efforts to identify and describe in reasonable detail such change in Applicable Laws and its effects on the Project or performance of Work hereunder as early as possible to TerraPower (including in advance of its effectiveness) and to mitigate any such adverse effects;

iii. Any change in the cost or availability of Feedstock or energy (vs. the costs of Feedstock and energy set forth in the formula for the calculation of the Price per MTU set forth in Section 2.4); or

iv. Any other circumstances expressly described in this Agreement or a Statement of Work as enabling Contractor to submit an SCR for an adjustment; provided, that, except as set forth herein (including in clause (iii) above), under no circumstances shall any changes in the cost or availability of underlying supplies, commodities, materials, labor or other inputs give rise to or be considered in connection with any Change Condition with respect to Work performed on a Firm Fixed Price Basis.

“Co-Employee” has the meaning given in subsection 14.1 (Indemnification).

“Contractor Affiliates” means ASP Isotopes Inc. and any current or future subsidiaries of ASP Isotopes Inc. or Contractor.

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Exhibit 10.4

“Committed Quantity” has the meaning given in subsection 2.5.c. (Quantity; Delivery Quantity Annual Estimate; Committed Quantity).

“Confidential Information” means all designs, drawings, diagrams, plans, reports, equipment, specifications, operations, products, services, research, prices, pricing policies, processes and inventions, samples, prototypes, software, source code, object code, passwords, customer lists, customer documents and requirements, financial information, employee lists, business strategies and business plans and information and marketing and advertising information made known to the receiving Party by the disclosing Party or any of the disclosing Party’s officers, managers, independent contractors or employees, or learned by the Receiving Party from the disclosing Party or any of the disclosing Party’s officers, managers, independent contractors or employees during the Term, or developed by pursuant to this Agreement, whether or not marked or identified as confidential or proprietary. Confidential Information includes written, graphic and electronically or magnetically recorded information furnished by disclosing Party for the receiving Party’s use, as well as archival copies maintained by the receiving Party under this Agreement. Unless otherwise identified in writing by the Parties, Deliverables are considered Confidential Information.

“Consignee” (the recipient) and “Consignor” (the sender) mean Contractor or TerraPower, as the case may be, or their authorized representatives.

“Contract Administrator” or “CA” means TerraPower’s contract administrator and sole point-of-contact who will interface directly with the Contractor on commercial matters related to this Agreement. TerraPower may change the CA upon written notice delivered to Contractor.

“Contractor Indemnified Person” has the meaning given in subsection 14.4 (Indemnification by TerraPower).

“Control” means the holding or possession of the beneficial interest in, or the ability to exercise the voting rights applicable to, shares or other securities in any corporation (whether directly or indirectly) which confer in aggregate on the holders thereof fifty percent (50%) or more of the total voting rights exercisable in relation to all, or substantially all, matters relating to that corporation.

“Correction” means the elimination of a defect.

“Deconverter” means the uranium deconversion and metallization facility operated by Framatome Inc., at Richland, Washington, United States of America.

“Deliverables” means Product Material, Supplies, and Submittals delivered by Contractor to TerraPower.

“Delivery Quantity” means the mutually agreed quantities of Product Material to be purchased and received by TerraPower in accordance with the schedule set forth in the SOW, to be specified in an Order and memorialized in a Purchase Order, and as may be increased or decreased pursuant to the express terms of this Agreement.

“Delivery Quantity Annual Estimate” means the established annual quantities of Product Material estimated by TerraPower to be purchased and received in a Delivery Year in accordance with the schedule set forth in the SOW, and as may be increased or decreased pursuant to the express terms of this Agreement.

“Delivery Year” means the relevant Year set forth in the SOW.

“EH&S Requirements” has the meaning given in Section 10 (Quality Assurance; Environmental, Health & Safety).

“Enriched Uranium Product” or “EUP” means uranium having an Assay higher than that of the Feed Material.

“Enrichment Service” means the production from Feed Material of: (i) Product Material and (ii) Tails Material and is expressed in Separative Work Units (SWU).

“Estimated PO Total Cost” has the meaning given in subsection 2.4 (if appliable).

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Exhibit 10.4

“Export Control Laws” has the meaning given in subsection 19.1(Export Control).

“Feed Material” means any form of uranium required for the Enrichment Service, including natural uranium as a metal, enriched uranium hexafluoride, or natural uranium in the form of uranium hexafluoride (UF6) supplied for the enrichment process which shall conform to the definition of “commercial natural uranium hexafluoride” in the latest version of ASTM International’s “Standard Specification for Uranium Hexafluoride for Enrichment,” Designation: C787. No re-processed uranium shall be used as part of the Feed Material.

“Feedstock” means Feed Material that may, at Contractor’s discretion, be Enriched Uranium Product.

“Formation Event” has the meaning given to it in subsection 2.6.b.i (Additional Capacity).

“Firm Fixed Price Basis” or “FFP” means for any line item so identified the Work shall be performed for a fixed price as identified in the Purchase Order, subject to adjustment only as provided in Section 5 (Changes) or as otherwise mutually agreed by the Parties in writing.

“Foreground Intellectual Property” means any Intellectual Property, created by a Party in in its performance of this Agreement.

“Foreign National” means any person who is neither a U.S. citizen or U.S. national nor a “Lawful Permanent Resident” (Green Card holder, 8 U.S.C. § 1101(a)(20)) or other “Protected Individual” under the Immigration and Naturalization Act (8 U.S.C. §1324b(a)(3)) designated an asylee, refugee, or a temporary resident under amnesty provisions. A Foreign National also means any corporation, business association, partnership or any other entity or group that is not incorporated to do business in the United States.

“Force Majeure Event” means:

For the period beginning on the Effective Date and ending on September 30, 2025, an act or event, not reasonably foreseeable with the exercise of due diligence, that (a) prevents a Party (the “Nonperforming Party”) in whole or in part from performing its obligations under this Agreement or satisfying any conditions to the Performing Party’s obligations under this Agreement; (b) is beyond the control of and not the result of the fault (including negligence) of the Nonperforming Party, and (c) is not avoidable or able to be overcome by the Nonperforming Party by the exercise of due diligence. Notwithstanding the generality of the foregoing definition, Force Majeure Events during such period shall specifically include the following acts, events or circumstances: (a) acts of God; (b) flood, fire, earthquake or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or actions; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; (g) strikes, labor stoppages or slowdowns, or other industrial disturbances; (h) failure of Contractor’s research and development activities to demonstrate the capabilities of Contractor’s designs, structures, systems, components, and processes necessary to enrich uranium to HALEU Assay; (i) Contractor’s inability to establish business relationships with third parties that are necessary to enable construction of its Enrichment Service facility, including, but not limited to, the South African Nuclear Energy Corporation; (j) Contractor’s inability to establish Feed Material supplies; and, (k) other events beyond the control of and not the result of the fault (including negligence) of the Nonperforming Party.

For the period beginning on October 1, 2025, an act or event, not reasonably foreseeable with the exercise of due diligence, that (a) prevents a Party (the “Nonperforming Party”) in whole or in part from performing its obligations under this Agreement or satisfying any conditions to the Performing Party’s obligations under this Agreement; (b) is beyond the control of and not the result of the fault (including negligence) of the Nonperforming Party, and (c) is not avoidable or able to be overcome by the Nonperforming Party by the exercise of due diligence. Force Majeure Events include: (a) acts of God; (b) flood, fire, earthquake or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or actions; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; (g) strikes, labor

Page 3 of SECTIONPAGES 40

Exhibit 10.4

stoppages or slowdowns, or other industrial disturbances; and (h) other events beyond the control of and not the result of the fault (including negligence) of the Nonperforming Party. Despite the preceding definition of a Force Majeure Event, a Force Majeure Event excludes (i) economic hardship, changes in market conditions, or insufficiency of funds; (ii) changes in the cost or availability of underlying supplies, commodities, materials, labor or other inputs; (iii) facts, events or circumstances arising due to the COVID-19 pandemic and outbreaks, except (and subject to the other criteria in this definition of “Force Majeure Event”) to the extent any governmental order, law or action announced and promulgated after the Effective Date materially and adversely affects the performance of the Work. The “Performing Party” means the Party who is unaffected by a Force Majeure Event and whose performance is in accordance with this Agreement.

“High Assay Low Enriched Uranium” or “HALEU” means uranium enriched to 19.75% in the isotope 235U.

“Intellectual Property” means all intellectual property rights of any kind, worldwide, including without limitation, utility patents, design patents, and all applications for the foregoing; registered and unregistered trademarks, service marks, trade dress, logos, domain names, and other source identifiers, and all applications and registrations for the foregoing, and all goodwill associated with the foregoing; published and unpublished works of authorship, registered and unregistered copyrights, database rights, moral rights, and all registrations and applications for the foregoing; software, firmware, computer programs, source code, object code, logic, models, diagrams, technology, and documentation; and trade secrets, know-how, ideas, inventions, improvements, data, and other confidential and proprietary information, in whatever form.

“Kemmerer Power Station Unit 1 First Fuel Load Contract” has the meaning given in subsection 2.6.a. (Additional Capacity).

“Kilograms Uranium” or “kgU” means the quantity of HALEU measured in kilograms.

“MTU” means Metric Tons Uranium.

“New HALEU Project Company” means any Person whose securities have been acquired, directly or indirectly, in whole or in part, by Contractor or any affiliate of Contractor (including a Person formed by Contractor or any affiliate of Contractor, with or without any third party), in each case, after the Effective Date, with the objective of producing HALEU on a commercial scale.

“Nuclear Incident” shall have the meaning given in the United States Atomic Energy Act of 1954, as amended, 42 U.S.C. §§ 2210, et seq., as amended.

“Nuclear Regulatory Commission” or “NRC” means the United States Nuclear Regulatory Commission.

“Nuclear Risk” means all risks arising out of or resulting from a Nuclear Incident.

“Order” means a request by TerraPower placed with Contractor to purchase, and for Contractor to sell, a specified quantity of Product Material to be delivered on a date certain at a Price certain for Product Material, such Order to be requested in the form found at Exhibit B.

“Parallel HALEU Project Company” means a Person established for TerraPower (or any of its affiliates) to be used, in TerraPower’s discretion, to fund, invest in or otherwise participate in any opportunity to obtain a supply of HALEU in connection with a Formation Event, as further described in subsection 2.6.b.i.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Price” means the total compensation to be paid to Contractor on a Firm Fixed Price Basis for the Work as set forth in the Statement of Work and the applicable Purchase Order.

“Price Quote” means Contractor’s price for fulfillment of an Order, which shall be on Firm Fixed Price Basis.

Page 4 of SECTIONPAGES 40

Exhibit 10.4

“Price Anderson Act” means United States Public Law 85-256, Section 170 of the United States Atomic Energy Act of 1954, as amended, 42 U.S.C. §§ 2210, et seq., as amended, and related provisions of Section 11 of the United States Atomic Energy Act.

“Product Material” means Enriched Uranium Product in the form of uranium hexafluoride (UF6) resulting from the enrichment process which shall conform to the definition of “enriched commercial grade UF6” in the latest version of ASTM International’s “Standard Specification for Uranium Hexafluoride Enriched to Less Than 20% 235U,” Designation: C996.

“Project” means the Natrium sodium reactor technology facility that is in development by TerraPower (together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, interconnection and metering facilities and all other improvements and assets and rights related thereto), to be owned and operated by US SFR Owner, LLC, which facility is also known as Kemmerer Power Station, Unit 1.

“Prudent Industry Practices” means that degree of skill and judgment and the utilization of practices, methods, and techniques and standards that are generally expected of skilled and experienced engineering firms by a significant portion of the nuclear power industry in the United States of America in light of the facts known or ought to have been known at the time the decision was made, could reasonably have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, safety, reliability, expedition, and Applicable Laws. Prudent Industry Practice is not limited to the optimum practice, method or act to the exclusion of all others, but rather to a spectrum of reasonable and prudent practices, methods, standards and procedures.

“Purchase Order” or “PO” means the purchase order document included with this Agreement, including the signature page, all parts referenced on the signature page and all attachments thereto, and a Contractor-completed and countersigned Order, each of which is incorporated therein, as may be amended from time to time.

“QA Requirements” has the meaning given in Section 10 (Quality Assurance; Environmental, Health & Safety).

“Quantum Enrichment Facility(-ies)” has the meaning given in subsection 2.6.b (Additional Capacity).

“Quantum Enrichment Product Material” has the meaning given in subsection 2.6.b (Additional Capacity).

“Recordkeeping Period” has the meaning given in subsection 18.1 (Recordkeeping Requirements).

“Sanctions” means any economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by a Sanctions Authority.

“Sanctions Authority” means the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority.

“Separative Work Unit” or “SWU” means the unit of measure of the work required to enrich Feed Material. The quantity of SWU is calculated in accordance with the formula in the SOW.

“Services” means the services to be provided by the Contractor to TerraPower under this Agreement, as authorized by the PO and detailed in the Statement of Work, including, as applicable, supplying the Deliverables.

“Specification” means the formal applicable technical description, requirements and acceptance criteria as defined and/or referenced in a Statement of Work.

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Exhibit 10.4

“Statement of Work” or “SOW” means the description of requirements pertaining to the Work, including Services, Supplies, and Submittals, based on the form and/or requirements attached hereto as Exhibit A, and including any documents incorporated therein by reference.

“Sublicence Agreement” has the meaning given in subsection12.1 (Background and Foreground Intellectual Property).

“Submittals” means the documentation and data, furnished by the Contractor to TerraPower under this Agreement associated with the Product Material, as specifically identified in the applicable SOW and/or PO.

“Supplier” means, as the context indicates, Contractor.

“Supplier Coordination Request” or “SCR” means a Contractor coordination request submitted by Contractor to TerraPower for disposition and response. SCR may be used to request information or clarification, request deviation from a contract requirement and/or a technical requirement, or to disposition a Contractor non-conformance to technical requirements.

“Supplier Project Engineer” or “SPE” means TerraPower’s liaison between Contractor and TerraPower stakeholders. The SPE is Contractor’s main point of contact. The SPE role includes responsibility for the coordination and approvals of supplier documents, conducting regularly scheduled supplier progress meetings, overseeing supplier performance, as well as facilitating efforts to resolve technical issues. The SPE works in conjunction with the CA and TR throughout the Term. TerraPower may change the SPE upon written notice delivered to Contractor from time to time.

“Supplies” means the end items or products, including supporting related documentation and data, specified in the applicable Purchase Order(s) and Statement(s) of Work, and furnished by the Contractor to TerraPower under this Agreement. Supplies may be referred to as “products” in the applicable PO or SOW.

“Suspension” has the meaning given in subsection 6.5 (Suspension, Shipment to Storage).

“Suspension Notice” has the meaning given in subsection 6.5 (Suspension, Shipment to Storage).

“Suspension Period” has the meaning given in subsection 6.5 (Suspension, Shipment to Storage).

“Tails Material” means uranium in the form of uranium hexafluoride (UF6) which, as a result of the Enrichment Service, has an Assay lower than that produced from Feed Material by Contractor.

“Technical Representative” or “TR” means TerraPower’s point of contact who will interface with the Contractor on technical matters related to the Agreement. TerraPower may change the TR upon written notice delivered to Contractor from time to time.

“Term” means the period described in Section 6.1 beginning from the Effective Date of this Agreement and expiring on the completion/delivery date(s) for all Deliverables as set forth in a PO or SOW, unless extended or earlier terminated in accordance with this Agreement.

“TerraPower Indemnified Person” has the meaning given in subsection 14.1 (Indemnification by Contractor).

“US SFR Owner” or USO” means US SFR Owner, LLC, a wholly owned subsidiary of TerraPower, LLC; US SFR Owner is the Project owner.

“Warranty Period” has the meaning given in subsection 11.1 (Compliance with Agreement and Purchase Order; Duration).

“Work” means all obligations of Contractor under this Agreement for the production and delivery of the Services and Deliverables, and satisfaction of all warranty obligations, all in accordance with the requirements of this Agreement.

“Work Product” means all Deliverables, including any documents, reports, materials, techniques, ideas, algorithms, software, source code, object code, specifications, plans, drawings, designs, inventions, data,

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Exhibit 10.4

information and other items or materials that are authored, conceived, created, or developed, by or on behalf of Contractor in connection with the Work, together with any and all Intellectual Property rights (other than Contractor Background Intellectual Property) in the foregoing.

2. Work Authorization - Purchase Order.

2.1. Issuance of Purchase Order.

Work shall be authorized only by issuance of the PO, which may be amended, and that shall be performed during the Term. The cumulative Price for an Order may not exceed the Price Quote without prior written approval from TerraPower. Contractor acknowledges and agrees that TerraPower will not be liable to pay any amounts in excess of the Price Quote unless the Price Quote has been increased pursuant to Section 5 (Changes).

2.2. Base Line Item.

The PO and SOW identify Work that is delineated by line item as the Base Line Item. Issuance of the PO shall authorize Contractor to perform the Work identified as Base Line Item only.

2.3. [Reserved].

2.4. Price; Price Basis.

a. The PO shall specify its Price basis as Firm Fixed Price. The Price per MTU (P at the applicable Product Material Delivery Date in the formula below) will be determined by adjusting the base price (PBase) in accordance with the following formula:

P = PBase x (IPDDelivery/IPD2024)

Where:

PBase = PFeedstock + PEnrichment; and,

PFeedstock = $20,000 / kgU; and,

PEnrichment = $5,000 / kgU; and,

IPDDelivery = the then-most recently reported Implicit Price Deflator for Gross Domestic Product as determined quarterly and reported monthly by the United States Department of Commerce Bureau of Economic Analysis in effect at the applicable Product Material Delivery Date; and

IPD2024 = the Implicit Price Deflator for United States Gross Domestic Product for the 4th quarter of 2024.

The Price includes the cost of withdrawing (including weighing, sampling, and assaying) and packaging of Product Material into cylinders provided by TerraPower. The Price does not include any repackaging required as a consequence of no nuclear regulatory licensing approval for storage and transportation being available on the Delivery Date.

Tails Assay shall be 0.711% 235U unless mutually agreed by the Parties. Contractor shall re-enrich the Tails Material to reduce Feedstock procurement costs. The Parties may also agree that Contractor would place the Tails Material in the market and agree on a profit share from such sales.

b. In the event that Contractor’s Price Quote is five percent (5%) greater than or less than the Price determined using the formula in Section 2.4.a, above, Contractor shall submit to TerraPower a Change Request in accordance with Section 5.2.b.

2.5. Quantity; Delivery Quantity Annual Estimate; Committed Quantity.

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Exhibit 10.4

a. The quantity of HALEU Product Material that Contractor shall sell, and TerraPower shall purchase, during the Term is one hundred fifty (150) MTU, estimated at fifteen (15) MTU per year. The total quantity shall be delivered to TerraPower during the period beginning on or after January 1, 2028 and ending not later than December 31, 2037, subject to TerraPower’s notice of its actual purchases pursuant to Section 2.5.c.

b. Beginning on January 15, 2026, and annually on each January 15 thereafter during the Term, TerraPower shall provide to Contractor its Delivery Quantity Annual Estimate.

c. Not later than one hundred twenty (120) days) prior to the date that TerraPower requires delivery of HALEU Product Material, TerraPower shall provide written notice of the actual quantity of HALEU Product Material that it is purchasing on the Delivery Date. Such notice shall be provided pursuant to TerraPower’s transmittal of an Order, Contractor’s completed Order, and TerraPower’s PO (the “Committed Quantity”), which, upon Contractor’s completed Order, and TerraPower’s issuance of a PO, shall become the Delivery Quantity for that year.

d. TerraPower shall have the right to assign its purchase obligations to its Natrium Demonstration Reactor (also known as Kemmerer Power Station Unit 1) owner and operator, and to its Natrium commercial reactor customers, and to resell excess Product Material.

2.6. Additional Capacity.

a. Contractor will supply TerraPower with Product Material for its first fuel load for TerraPower’s Kemmerer Power Station Unit 1 pursuant to that certain Natrium Project Procurement Terms and Conditions - Enrichment Services by and between TerraPower, LLC, and ASP Isotopes Inc., dated as of even date herewith (the “Kemmerer Power Station Unit 1 First Fuel Load Contract”), from a facility at Pelindaba, Republic of South Africa, produced using its proprietary technology.

b. In the event that Contactor or any Contractor Affiliate, concurrently or subsequently with execution of Contractor’s performance of the Kemmerer Power Station Unit 1 First Fuel Load Contract:

i. causes the formation of any New HALEU Project Company or enters into any agreements with respect to the formation of any New HALEU Project Company outside South Africa, pursuant to which any third party receives or is expected to receive the right to commercial supply of HALEU produced by such New HALEU Project Company (or any other material benefits) (a “Formation Event”), Contractor shall:

(A) provide at least twenty (20) business days’ prior written notice to TerraPower of the applicable Formation Event, which notice shall include the material terms for the Formation Event as well as the material terms for any related commercial agreements, and

(B) provide TerraPower, or cause TerraPower to be provided, with the opportunity for TerraPower and any of its affiliates to fund, invest in or otherwise participate in a Parallel HALEU Project Company in the same jurisdiction outside South Africa as the New HALEU Project Company with substantially the same rights, benefits and obligations established in favor of the third party involved in such New HALEU Project Company that was the subject of the Formation Event (including with respect to any related commercial

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Exhibit 10.4

agreements, including regarding supply volumes, schedules, price, and other material terms); or

ii. enters into any agreements with respect to the establishment or use of any uranium enrichment facility designed to produce HALEU outside of South Africa, pursuant to which any third party receives or is expected to receive rights to any commercial supply of HALEU produced by such facility in a jurisdiction outside of South Africa (“Additional Commercial Supply”), Contractor shall:

(A) provide at least twenty (20) business days’ prior written notice to TerraPower with written notice of such Additional Commercial Supply, which notice shall include the material terms for any related commercial agreements (including with respect to supply volumes, schedules, price, and other material terms), and

(B) provide TerraPower, or cause TerraPower to be provided, with the opportunity for TerraPower and any of its affiliates to enter into commercial agreements with Contractor or any Contractor Affiliate with respect to such Additional Commercial Supply, which agreements shall include substantially the same rights, benefits and obligations established in favor of any applicable third party that receives or is expected to receive any rights related to such Additional Commercial Supply.

c. If there is a Formation Event as described in subsection 2.6.b.i, Contractor shall ensure that the governing documents of any Parallel HALEU Project Company shall contain terms substantially the same as those contained in the governing documents of any applicable New HALEU Project Company, except to the extent reasonably necessary or desirable to address specific legal, tax, regulatory or other considerations relevant to TerraPower (or any of its affiliates).

d. If TerraPower (including any of its affiliates) elects, in its sole discretion, to take action with respect to an opportunity provided pursuant to subsection 2.6.b.i or subsection 2.6.b.ii, TerraPower shall notify Contractor of such election, and Contractor shall work with TerraPower in good faith to, as applicable: (i) establish a Parallel HALEU Project Company with TerraPower and enter into any commercial agreements related thereto as described in subsection 2.6.b.i; and (ii) enter into applicable commercial agreements as described in subsection 2.6.b.ii.

e. The rights granted to TerraPower (including its affiliates) under this Section 2.6 may be exercised in TerraPower’s sole discretion. Nothing in this Agreement obligates TerraPower to take any action with respect to an opportunity provided to TerraPower in connection with any Formation Event or Additional Commercial Supply under this Section 2.6.

3. Performance of the Work.

3.1. Statement of Work Contents.

The SOW shall specify the Deliverables, the CA, the TR, the SPE, technical requirements, QA Requirements, EH&S Requirements, schedule, and period of performance (including, as applicable, by identifying separate documents by number and description, which shall be deemed to be incorporated in their entirety within such SOW as though set forth therein).

3.2. Compliance with the Order, Purchase Order, and Statement of Work.

Contractor shall complete the Work in accordance with any deadlines and other scheduling requirements set forth in the applicable Order, PO and SOW. The Contractor shall devote the time, energy, interest, ability and skill that are necessary to satisfactorily perform the Work, including

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Exhibit 10.4

utilizing personnel of appropriate levels of skill, experience and qualifications (including, as applicable, any professional certifications, licenses and other credentials required by Applicable Laws or any applicable SOW). With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. Contractor shall perform the Work in accordance with Prudent Industry Practices and Applicable Law and in compliance with the material rules, regulations and policies of TerraPower (to the extent made known to Contractor).

3.3. Purchase Order to Authorize Work.

The Contractor shall provide Work for TerraPower as authorized by the PO, including any amendments thereto, according to the terms of this Agreement and the SOW. The CA has the authority to provide written direction on behalf of TerraPower to the Contractor for matters of clarification, provided that any such direction that increases or decreases the Work, schedule, or compensation shall be subject to Section 5 (Changes). The SPE and/or TR will interface with the Contractor concerning technical matters. TerraPower and the Contractor shall, on a regular basis, but not less than monthly, as specified by the CA, SPE, and TR, communicate to discuss the status of the Work (including any changes), cost (as appropriate), schedule and Work performance as outlined in the SOW. Communication may be in the form of in-person meetings, teleconferences and/or written status reports.

3.4. Use of Subcontractors.

The Contractor shall not engage lower-tier Contractors to provide all or any portion of the Work without TerraPower’s written consent (which may be provided in the PO), except for the Contractor’s wholly owned subsidiaries. If the Contractor utilizes the services of permitted lower-tier contractors or acquires any products in order to provide the Work, (i) the Contractor will be solely responsible for the payment to such permitted lower-tier Contractors and for the compliance and conformity with this Agreement of any such services and products and (ii) Contractor shall bind any such lower-tier contractors, suppliers or vendors to the applicable terms and conditions of this Agreement to the portion of the Work subcontracted.

3.5. Submittals.

The Contractor shall deliver Submittals to TerraPower for review, information or approval. Submittals shall be provided via secure electronic information transfer system in accordance with subsection 19.3 (Communication and Protection of Data) and with a separate notification to submittals@terrapower.com, unless otherwise specified by TerraPower in the SOW. Administrative items (i.e., not Confidential Information) may be provided by email to submittals@terrapower.com only. The CA and SOW will provide any specific additional guidance and other submittal methods as required by this Agreement. Contractor shall appropriately mark (in accordance with TerraPower’s marking requirements) all Submittals to allow processing and control of the Submittals, in accordance with this Agreement.

3.6. Acceptance.

The SOW will provide specific guidance regarding data/document Submittals and other Supplies, and their Acceptance, as applicable. All Work performed under this Agreement shall be subject to Acceptance by TerraPower and inspection by TerraPower or its designee in connection therewith. Notwithstanding anything to the contrary herein, under no circumstances shall Acceptance by TerraPower or the performance of any inspection in connection therewith constitute or be deemed a waiver of any rights, remedies or interests of TerraPower in this Agreement, including those pursuant to Section 11 (Warranty; Delay and Performance Remedies).

3.7. Contractor Requests.

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Exhibit 10.4

The Contractor may request information or contractual direction from TerraPower using an SCR. The CA will make the SCR Form, with instructions, available to the Contractor. The SCR will formally document Contractor requests, and TerraPower’s responses. If the disposition of an SCR requires a change to this Agreement, or to a PO, then the CA will initiate the change in accordance with Section 5 (Changes).

4. Representations, Certifications.

4.1. [Reserved.]

4.2. Parties’ Authority and Capacity to Contract.

Each Party represents and warrants to the other that it has the full right and authority to enter into and to perform its obligations under this Agreement and that its performance of its obligations under this Agreement will not conflict with any other obligation it may have to any third party.

4.3. Contractor Authority and Capacity to Contract.

The Contractor represents and warrants (or certifies, as applicable) to TerraPower, and agrees, that:

a. Contractor

i. is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

ii. is duly qualified to do business and is in good standing in each jurisdiction in which its respective ownership or lease of property or the conduct of its business requires such qualification;

iii. has all power and authority necessary to own or hold its properties and to conduct the business in which it is engaged; and

b. Contractor

i. and its affiliates and sub-tier contractors, and their respective employees, agents, vendors, consultants or other representatives shall comply with all Applicable Laws, obtain (where required and as specified in the PO and/or SOW), maintain and comply with all authorizations, licenses, professional certifications, permits, and other certifications (provided that such additional regulatory authorizations, licenses and permits in South Africa will be required to enrich uranium) as may be required in connection with the Work and the performance of Contractor's obligations under this Agreement and Contractor shall ensure that the Work and its permitted sub-tier subcontractors comply with all Applicable Laws; and

ii. is aware of, understands and shall comply with, and will ensure that any permitted sub-tier subcontractors are aware of, understand and shall comply with, all applicable U.S. and foreign anti-corruption laws, including the U.S. Foreign Corrupt Practices Act, as such laws may be amended from time to time;

c. Contractor, its affiliates, and their respective employees, agents, vendors, consultants or other representatives

i. have not been excluded, debarred, declared ineligible or suspended from (or proposed for debarment or suspension from) participation in, or is otherwise ineligible to participate in, any Federal program, any transaction with any Federal department or agency or any Federal procurement or non-procurement programs; and

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Exhibit 10.4

ii. are not the subject of any pending action, suit, claim, investigation or proceeding that could result in the foregoing. Contractor agrees to promptly inform TerraPower in writing of any debarment, exclusion, suspension, conviction, ineligibility or other event addressed by the above with respect to Contractor, its affiliates, and their respective employees, agents, vendors, consultants or other representatives. Should Contractor, its affiliates, or any of their respective employees, agents, vendors, consultants or other representatives become subject to any of the foregoing, upon receipt of such notification, such entity or individual shall immediately become ineligible to perform the services contemplated by this Agreement and TerraPower shall have the right to immediately terminate this Agreement;

d. Contractor is currently, and will remain, in compliance with the regulations of the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury, the Bureau of Industry and Security of the U.S. Department of Commerce (BIS), the Directorate of Defense Trade Controls of the U.S. Department of States (DDTC), NRC and DOE, and any other applicable governmental requirements administered by governmental authorities with jurisdiction over the Parties to this Agreement relating thereto;

e. Contractor and its principals are not designated on any lists of sanctioned individuals or entities maintained by the United Nations, the United Kingdom, the United States, the European Union, and any other relevant jurisdiction including but not limited to the following lists: the Specially Designated National and Blocked Persons (SDN) List, the Sectoral Sanctions Identifications (SSI) List, or the Foreign Sanctions Evaders (FSE) List, the Non-SDN Communist Chinese Military-Industrial Complex Companies List and any other lists administered by OFAC, as amended from time to time; the U.S. Denied Persons List, the U.S. Entity List, the U.S. Unverified List, and the Military End User List, administered by BIS; the consolidated list of Persons, Groups and Entities Subject to EU Financial Sanctions, as implemented by the EU Common Foreign & Security Policy; and similar lists of restricted parties maintained under applicable law;

f. Contractor and its principals are not organized under the laws of, located or ordinarily resident in, a country or territory subject to comprehensive sanctions (as of the date of this Agreement, Iran, Syria, Cuba, North Korea, the Crimea region of Ukraine, Donetsk and Luhansk)(“Embargoed Territory”);

g. Contractor is not directly or indirectly owned or controlled by any of the foregoing parties described in clauses e and f above, or otherwise the target of sanctions or export control restrictions (collectively “Restricted Parties”);

h. Contractor and its principals are not directly or indirectly acting or purporting to act on behalf of one or more Restricted Parties in performance of the Work under this Agreement;

i. Contractor will not provide to TerraPower any service, good, software or technology under this Agreement that has been sourced, procured, manufactured, produced or transported in or from an Embargoed Territory;

j. [Reserved];

k. [Reserved];

l. [Reserved];

m. [Reserved];

n. Contractor shall ensure that the Work performed by sub-tier subcontractors comply with all requirements set forth in this subsection 4.3, as applicable;

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Exhibit 10.4

o. Contractor represents and warrants to TerraPower as of the Effective Date and (except as otherwise specified in this clause o below) at all times during the Term that:

i. it has not received notice from any third party alleging that the use of its technology, services, products, Intellectual Property or components thereof as contemplated to be used in the performance of this Agreement infringes, misappropriates or otherwise violates, or requires a license to use, any Intellectual Property of any third party;

ii. it has enforceable written agreements with all of its employees (and shall cause any contractors that are working for it on a contractor basis, as applicable) who receive Confidential Information and/or perform activities under this Agreement that contain confidentiality obligations no less restrictive than those in this Agreement and that assign ownership of all Intellectual Property rights created in the course of their employment to Contractor; and

iii. the use, commercialization or other exploitation of its technology, services, Work Product, Intellectual Property and components thereof as contemplated to be used, provided, commercialized, and/or otherwise exploited in connection with or as permitted by this Agreement does not infringe, misappropriate or otherwise violate any Intellectual Property right of any third party;

p. In the event of any noncompliance with, or breach of, or inaccuracy in any representation and warranty in, any of subsections d–i, TerraPower shall be entitled to immediately terminate the Agreement and take such other actions as are permitted or required to be taken under Applicable Law.

5. Changes.

5.1. TerraPower Changes.

TerraPower shall have the right from time to time, upon written notice to Contractor, to make changes to the scope or contents of this Agreement, including changes to: (i) specifications; (ii) schedule; (iii) additions to or deletions from quantities ordered; (iv) the method of delivery, shipment or packaging of Supplies; (v) Price; or (vi) the date or delivery destination specified in the SOW or PO (as applicable); provided, however, no such change to the scope or contents of this Agreement shall materially or adversely affect the rights or obligations of Contractor hereunder or create additional rights or obligations of Contractor or any Contractor Affiliate without Contractor’s prior written consent.

5.2. Contractor Identified Change Conditions.

a. The Contractor shall promptly notify the CA in writing (but in any event within twenty (20) days) after Contractor becomes aware of any Change Condition that could justify changes under this Agreement; provided, however, the failure to give such prompt written notice shall not relieve TerraPower of its obligation to consider the request for a change hereunder. Subject to the foregoing, if there has been a Change Condition, Contractor may make, via SCR, a change request or non-conformance request to TerraPower relating to the Agreement.

b. In any Price Quote, Contractor shall notify TerraPower if its Price Quote is five percent (5%) greater than or less than the Price determined using the formula in Section 2.4.a, above. The Parties shall thereafter meet and confer to renegotiate the Price for that particular Order, and, based upon the renegotiated mutually agreed Price, Contractor shall resubmit its Price Quote reflecting the mutually agreed Price.

5.3. Change Conditions – Equitable Adjustments.

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Exhibit 10.4

If any change made by TerraPower under subsection 5.1 (to the extent it comprises a Change Condition), or Change Condition pursuant to subsection 5.2, causes an increase or decrease in the cost or timing required to perform the Work or certain portions of the Work, then Contractor may request an equitable adjustment in (a) the Price Quote or (b) the schedule, or both, and, as applicable, this Agreement or the PO shall be modified by a written amendment to this Agreement or a revision to the PO executed by an authorized representative of each Party; provided, that (i) such changes shall be subject to mutual agreement after reasonable consideration of all relevant facts and circumstances, including any adjustments requested for any increases in Contractor’s production costs based on the cost or availability of Feedstock or energy, and (ii) Change Conditions shall not, in and of itself, enable adjustments to the Price Quote, Price where prohibited or otherwise limited in the definition of “Change Conditions”.

5.4. Content of Change Requests.

With respect to any request for a change pursuant to subsection 5.2, the Contractor shall provide the following information, as applicable to any particular Change Condition:

a. a description of the change;

b. a timetable for implementation;

c. any relevant Acceptance criteria;

d. options to mitigate the costs or delays associated with the change;

e. any associated infrastructure requirements;

f. effect on subcontracts and other third-party agreements, if any;

g. proposed amendments to the applicable SOW;

h. proposed changes to the Price Quote, if any;

i. proposed amendments to this Agreement, if any; and

j. any other matter reasonably requested by TerraPower or reasonably considered by Contractor to be relevant.

5.5. Change Requests – Effectiveness.

Changes requested by Contractor shall not violate, conflict with or breach any terms or conditions in this Agreement, including any SOW, and shall not become effective except if approved in writing by TerraPower and Contractor. In the event that Contractor and TerraPower disagree on any equitable adjustment in connection with this Section 5, such disagreement shall not excuse Contractor from performing its obligations with respect to any authorized Work and the Work as changed under this Agreement.

6. Term and Termination; Suspension.

6.1. Term.

a. Duration.

This Agreement shall be in effect starting on the Effective Date and, until and unless extended or terminated earlier in accordance with this Agreement, expire on December 31, 2037.

b. [Reserved].

6.2. Breach; Default.

a. The Parties hereto agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any Services

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Exhibit 10.4

under this Agreement are not performed by Contractor in accordance with its specific terms or if this Agreement is otherwise breached. It is accordingly agreed that in addition to any and all other rights and remedies that may be available to it at law, at equity or otherwise in respect of such breach, (a) TerraPower will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the other remedies under this Agreement are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement by Contractor and will not be construed to diminish or otherwise impair in any respect TerraPower’s right to specific performance or other equitable relief, and (c) the right of specific performance and other equitable relief is an integral part of the transactions under this Agreement and without that right TerraPower would not have entered into this Agreement. Contractor agrees not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that TerraPower otherwise has an adequate remedy at law. The Parties acknowledge and agree that TerraPower pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6 will not be required to provide any bond or other security in connection with any such court order.

The rights and remedies under this Agreement are cumulative and not exclusive of any rights or remedies which a Party would otherwise have under this Agreement, at law or in equity. The failure or forbearance by a Party to exercise any of its rights or remedies with respect to any default or breach of this Agreement by the other Party will not operate as a waiver of any such default or breach, or other or subsequent non-performance.

b. TerraPower may terminate this Agreement, or any part thereof, by written notice:

i. in the event of any breach or default by Contractor of any of its obligations under this Agreement,

ii. if, following request by TerraPower, Contractor fails to provide timely and acceptable assurance of Contractor’s ability to meet all applicable QA Requirements and EH&S Requirements or the delivery date(s) of this Agreement,

iii. if Contractor fails to comply with Applicable Laws; or

iv. if Contractor becomes insolvent, does not pay its debts as due, or makes a general assignment for the benefit of creditors or reasonable grounds for insecurity arise with respect to Contractor’s ability to perform. Contractor shall immediately notify TerraPower of the occurrence of any of the events described in this subsection iv.

In the event of any occurrence of subsection b.i above, TerraPower will provide Contractor with written notice of the nature of the default and TerraPower’s intention to terminate for default. TerraPower may by written notice terminate this Agreement in the event Contractor does not correct the default within ten (10) days of such notice or such longer period of time if specified in such notice of default to Contractor.

Upon the occurrence of any of subsections b.ii., b.iii., or b.iv., TerraPower may terminate this Agreement immediately upon written notice without any cure period.

c. Contractor may terminate this Agreement, or any part thereof, by written notice:

i. in the event of any breach or default by TerraPower of any of its obligations under this Agreement,

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Exhibit 10.4

ii. if TerraPower fails to comply with Applicable Laws; or

iii. if TerraPower becomes insolvent, does not pay its debts as due, or makes a general assignment for the benefit of creditors or reasonable grounds for insecurity arise with respect to TerraPower’s ability to perform. TerraPower shall immediately notify Contractor of the occurrence of any of the events described in this subsection iii.

In the event of any occurrence of subsection c.i above, Contractor will provide TerraPower with written notice of the nature of the default and Contractor’s intention to terminate for default. Contractor may by written notice terminate this Agreement in the event TerraPower does not correct the default within ten (10) days of such notice or such longer period of time if specified in such notice of default to TerraPower.

Upon the occurrence of any of subsections c.ii. or c.iii., Contractor may terminate this Agreement immediately upon written notice without any cure period.

6.3. Convenience.

TerraPower may terminate this Agreement, or any part thereof, at any time for its convenience by giving written notice to Contractor. Upon termination pursuant to this subsection 6.3, Contractor may claim reasonable costs incurred for the Work completed prior to the effective date of such termination based on the percentage of Work complete, but not previously paid, and a reasonable amount for any Supplies then in production (other than for Supplies which are Contractor’s standard stock); provided, however, that the total sum payable to Contractor upon termination shall not exceed the Price had all Work been completed under this Agreement. The amounts to be paid to Contractor shall be set out in a written PO revision signed by TerraPower’s authorized representative. The payment will not include any consideration for loss of anticipated profits on the terminated Work, all claims for which Contractor agrees to waive. Furthermore, the total sum to be paid to Contractor for termination shall be subject to adjustment to the extent any Work contains defects as of the termination date. Contractor shall dispose of or transfer all partially completed Work or raw material in accordance with TerraPower’s instructions.

6.4. Effect of Termination.

Upon the completion, termination or cancellation of this Agreement pursuant to subsections 6.2 or 6.3 above, the Parties shall cooperate to execute an orderly, efficient, and expeditious termination of the Parties’ respective activities under this Agreement.

a. Upon receipt of any notice of termination, or any other expiration of the term of this Agreement, pursuant to this Section 6, Contractor shall, unless the notice requires otherwise:

i. immediately discontinue the Work on the date and to the extent specified in the notice,

ii. place no further orders for Supplies, Services, or TerraPower-Provided equipment other than as may be necessarily required for completion of any portion of the Work that is not terminated;

iii. obtain cancellation on terms satisfactory to TerraPower of all subcontracts with sub-tier subcontractors unless Contractor is directed by TerraPower to take other actions with respect to the same, which may include assignment of all or some of those contracts to TerraPower or TerraPower’s designee on terms satisfactory to such assignee;

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Exhibit 10.4

iv. within ten (10) days of the effective termination date, return to TerraPower or destroy all Confidential Information pursuant to Section 12 (Proprietary Rights and Confidentiality); and

v. assist TerraPower upon request in the maintenance, protection, and disposition of property acquired by Contractor under this Agreement (including any transportation, delivery and storage, to TerraPower, its designee or any storage site designated by TerraPower, of Supplies and other Work Product).

b. Except to the extent there is a Contractor delay or failure in performance as a result of a Force Majeure Event or in the case of a termination of this Agreement by TerraPower as a result of a Force Majeure Event or pursuant to subsection 6.3 above, in which case this subsection 6.4.b will not apply, in addition to the requirements of subsection 6.4.a, in the event of a notice of termination pursuant to subsection 6.2, TerraPower may procure, or TerraPower may request Contractor to procure, under such terms and in such manner as TerraPower may deem appropriate, items of the Work that are the items so terminated, and Contractor shall be liable to TerraPower for:

i. any additional costs for such similar items of Work that exceed the amounts that TerraPower would have paid Contractor for the terminated items of Work pursuant to this Agreement; and

ii. any other costs incurred by TerraPower for Contractor’s non-delivery, repudiation and breach of this Agreement or any SOW or PO, including all fees and costs in exercising any remedy. TerraPower may exercise any other rights or remedies available to TerraPower at law or in equity.

Contractor’s liability for costs specified in this Section 6.4.b. shall be subject to the limitations specified in Section 17.1

c. If this Agreement is not terminated in its entirety, Contractor shall continue the performance of this Agreement to the extent not terminated by TerraPower.

6.5. Suspension, Shipment to Storage.

a. TerraPower may at any time suspend performance of the Work or any portion thereof (a “Suspension”) by giving written notice, at least fourteen (14) days in advance, to Contractor (a “Suspension Notice”). Contractor shall promptly thereafter take all reasonable measures to implement such Suspension and to mitigate the effects of such Suspension. Such Suspension shall continue for the period (the “Suspension Period”) specified in the Suspension Notice. At any time after the effective date of the Suspension, TerraPower may require Contractor to resume performance. In the case of any Suspension at TerraPower’s request (other than one arising out of acts, omissions or delays of Contractor or its subcontractors, suppliers or vendors, and to the extent Contractor has not otherwise breached or violated its obligations pursuant to this Agreement), Contractor may submit an SCR pursuant to subsection 5.2 to request any required equitable relief.

b. If Contractor elects to deliver Product Material more than ninety (90) days in advance of the date for such delivery in the applicable SOW, Contractor must provide TerraPower with advanced notice of such shipment and delivery at least ninety (90) days prior to such early delivery and TerraPower shall have the option to either accept such early delivery or to request that such Product Material be shipped to storage at a site selected by TerraPower. Whether or not in connection with any election by Contractor pursuant to the foregoing sentence, TerraPower may at its sole discretion elect to require that any Product Material comprising part of the Work hereunder be placed into storage at such location as TerraPower

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Exhibit 10.4

may direct rather than delivered to the location set out in the applicable SOW or PO. If TerraPower so elects to have any Product Material placed into storage, then

i. Contractor will remain responsible for the risk of loss with respect to such items while they are in storage and at all times until they are delivered to TerraPower at the location required pursuant to the applicable SOW or PO and otherwise in accordance with this Agreement;

ii. subject to Contractor’s right to submit an SCR under subsection 5.2 hereof, Contractor shall bear all costs associated with such storage (including preparation for, transportation to and from and placement into storage, handling, preservation, insurance, inspections, removal charges, and additional taxes attributable to storage, etc.); and,

iii. Contractor shall resume transportation and normal delivery as and when instructed by TerraPower. In the case of any early delivery or shipment to storage at TerraPower’s request (other than one arising out of acts, omissions or delays of Contractor (including any election made by Contractor pursuant to the first sentence of this subsection a) or its subcontractors, suppliers or vendors, and to the extent Contractor has not otherwise breached or violated its obligations pursuant to this Agreement), Contractor may submit an SCR pursuant to subsection 5.2 to request any required relief.

6.6. Failure to Order.

a. If, in any given calendar year during the Term, (i) TerraPower fails to purchase a Committed Quantity of at least ten (10) MTU pursuant to Section 2.5.c and (ii) there is HALEU remaining available for sale by Contractor in such calendar year (the “Excess Quantity”), TerraPower’s exclusivity with respect to purchasing the Excess Quantity during such applicable calendar year shall not apply, and Contractor may market and sell such Excess Quantity to other potential purchasers. For clarity, the terms of this Section 6.6 apply only to Excess Quantity in the applicable calendar year during which the conditions under foregoing clauses (i) and (ii) are satisfied.

7. Compensation/Payment/Project Controls.

7.1. Compensation.

TerraPower shall compensate the Contractor for Work on a FFP Basis in accordance with the provisions set forth in this Agreement. The following is also applicable:

a. The Price is reflected and payable in United States Dollars. All payments to the Contractor will be made by check or, at TerraPower’s sole discretion, wire transfer.

b. Contemporaneous with submittal of any invoice by Contractor with regard to the purchase of Feedstock and contemporaneous with submittal of any Contractor invoice for Product Material, Contractor shall:

i. provide TerraPower with sufficient information and copies of all documentation that specifically identifies in an objectively determinable manner exact identifying information and the exact location of the Feedstock or Product Material (e.g., specific shipping/storage containers), and

ii. if required by TerraPower and at TerraPower’s reasonable cost (by advance on an as-incurred basis of all costs and expenses incurred by Contractor), procure and ensure that, as security for the performance by Contractor of all its obligations

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Exhibit 10.4

under this Agreement, TerraPower is granted (by the owner of the Feedstock) special notarial bonds or general notarial bonds, or both, over all the Feedstock on terms and conditions acceptable to TerraPower. In addition, Contractor shall assist and cooperate with (and procure and ensure that the owner of the Feedstock assists and cooperates with) TerraPower to ensure that:

i. such bonds are registered in favor of TerraPower in the relevant Deeds Registry Office in the Republic of South Africa by or on behalf of TerraPower and in accordance with all applicable South African laws and regulations;

ii. all regulatory approvals for such bonds and/or their enforcement (including all approvals from the Financial Surveillance Department of the South African Reserve Bank) are obtained and maintained.

TerraPower will advance, on an as-incurred basis, any and all costs and expenses which are incurred by Contractor in connection with obtaining security for the performance by Contractor of all its obligations under this Agreement, including special notarial bonds or general notarial bonds, or both.

Contractor shall also procure and ensure that:

i. TerraPower is given all information reasonably required by TerraPower from time to time regarding the storage and/or usage of the Feedstock; and

ii. TerraPower, its representatives, agents and/or contractors is given access to the Feedstock to verify and/or inspect the Feedstock,

to enable TerraPower to perfect a security interest in the Feedstock upon payment of the respective invoice(s) for such Feedstock.

c. TerraPower agrees to pay all undisputed amounts due to the Contractor for Work before the later of (i) thirty (30) days after receipt of the Contractor’s invoice or (ii) any other date applicable in the SOW or PO. TerraPower shall notify the Contractor of any disputed amounts within thirty (30) days of receipt of an invoice from Contractor. TerraPower is not obligated to pay any disputed amounts. During the pendency of a dispute described in this subsection 7.1, Contractor shall continue performing Work hereunder and shall have no right to suspend performance or otherwise withhold any Work.

d. If Contractor fails to deliver an invoice within ninety (90) days after any Work is performed hereunder (including, after any specific Supplies are shipped), then TerraPower shall have no obligation to pay such invoices, and Contractor’s right to payment shall be deemed conclusively waived; provided, that this sentence shall be subject to any modification to the frequency of invoicing (including any applicable milestones) agreed in writing between the Parties, including pursuant to any applicable SOW or PO.

e. Payment represents full compensation to Contractor for performance by Contractor of the Work and includes all of Contractor’s costs, expenses, taxes, duties, fees, insurance, overhead and profit for performance of the Work, compliance with all terms and conditions of this Agreement, and for Contractor’s payment of all obligations incurred in, or applicable to the performance of the Work.

7.2. [Reserved].

7.3. [Reserved].

Page 19 of SECTIONPAGES 40

Exhibit 10.4

7.4. Firm Fixed Price Basis Invoice and Project Control.

a. The Contractor shall submit to the CA an invoice within twenty (20) days after the completion of each milestone or in accordance with the payment schedule identified in the PO.

b. Project Controls.

i. Contractor shall implement project controls and reporting with respect to the Work, including: (A) the cost and schedule reporting necessary to support TerraPower’s project management plan; (B) any relevant project controls plan(s)/instruction(s) that are created for Project use by TerraPower; and, (C) that are set forth in the SOW.

ii. Contractor shall provide the names of the Contractor’s key employees (including, if applicable, permitted Contractors).

iii. In a progress report (“Progress Report”) to be delivered to TerraPower not later than the ninth (9th) business day of each calendar month, in a form to be provided by TerraPower, Contractor shall describe in writing: (A) status of key Contractor tasks; (B) key accomplishments; (C) risks and opportunities; (D) Project issues and commentary; (E) the status of Contractor’s Deliverables relative to the expected date for delivery thereof, including variance explanations; (F) Contractor’s plans to use commercially reasonable efforts to recover from any delays or forecasted cost increases associated with the Deliverables; and, (G) the status of the Work in respect of the milestones set forth in any applicable SOW, among other content to be mutually agreed upon.

iv. [Reserved].

v. [Reserved].

8. Taxes; [Reserved].

8.1. Co-Employment.

Neither the Contractor nor those performing Work on behalf of the Contractor will be deemed an employee of TerraPower within the meaning or the applications of any federal, state or local laws or regulations including, but not limited to, laws or regulations covering unemployment insurance, old age benefits, worker's compensation, industrial accident, labor or taxes of any kind. The Contractor and those performing the Work on behalf of Contractor will not be entitled to benefits that may be afforded from time to time to TerraPower's officers, managers or employees including, without limitation, options or awards, bonuses or other discretionary payments, health insurance, vacation time, holidays, sick leave, worker's compensation or unemployment insurance. Contractor shall be responsible to comply with all Applicable Laws, and for payment of all applicable amounts, in respect of the foregoing matters.

8.2. Compliance with Tax Laws.

The Contractor shall comply with all Applicable Laws related to taxes and is responsible for paying when due all income taxes, including estimated taxes, incurred as a result of the compensation paid by TerraPower to the Contractor for the Work and for providing all benefits required to those performing Work on its behalf. On request, the Contractor will provide TerraPower with proof of timely payment. The Contractor acknowledges that TerraPower will not withhold or make any payment for payroll or unemployment taxes of any kind that may be due from payments to the Contractor hereunder. The payroll or employment taxes referred to in this Section 8 include, but are not limited to, FICA, FUTA, federal personal income tax, state personal income tax, state disability insurance tax, and state unemployment insurance tax. Contractor shall be responsible for (i) all taxes

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Exhibit 10.4

that may be assessed against or in connection with the Work, and (ii) any penalties, fines or assessments that result from the late or insufficient payment of taxes for which Contractor is obligated to pay to the applicable taxing authority.

8.3. Tax Exemptions; Cooperation.

Notwithstanding anything the contrary herein, Contractor shall provide assistance as reasonably requested by TerraPower or its tax consultant(s) in identifying, confirming eligibility for and claiming exemptions from taxes.

8.4. Location of Performance of Work.

Contractor shall not perform any Work outside of the United States, or if Contractor is located outside the United Sates, the country in which Contractor is located, including any purchases of Supplies, without TerraPower’s prior written consent. TerraPower hereby grants consent for the Work to be performed in the Republic of South Africa.

8.5. [Reserved].

9. Competitors; Non-Solicitation; Publicity.

9.1. Prohibition on Interference with TerraPower Activities.

The Contractor shall not, during the Term , directly or indirectly, (i) promote, participate, or engage in any business activity that would materially interfere with the performance of the Contractor's duties under this Agreement or(ii) willfully take (or fail to take) any action that materially interferes with the performance of the Contractor's duties under this Agreement or results in, or could reasonably be expected to result in, a failure to perform the Contractor's duties under this Agreement.

9.2. Prohibition on Disclosure of Deliverables or Confidential Information.

The Contractor shall not, under any circumstances, use or disclose any of TerraPower’s Confidential Information while working for, on behalf of, or with, a company that competes with the current or anticipated business of TerraPower. The limitation in this subsection 9.2 applies irrespective of whether the Contractor is allowed by virtue of this Section 9 to work for a company that competes with the current or anticipated business of TerraPower.

9.3. Non-solicitation.

During the term of this Agreement and for a period of one (1) year after the expiration or earlier termination of this Agreement, the Contractor shall not solicit, attempt to solicit, or cause to be solicited any customers of TerraPower for purposes of promoting or selling products or services that are the subject of the Work provided hereunder.

9.4. Use of TerraPower Name or Logo.

Contractor shall submit to TerraPower prior to use all advertising, sales promotion, papers, presentations, or other publicity material relating to this Agreement or the Cooperative Agreement wherein TerraPower’s name or logo or the name or logo any of its affiliates or the Project is mentioned, and Contractor shall not use or publish such advertising, sales promotion, paper, presentation, or publicity material without the prior written consent of TerraPower.

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Exhibit 10.4

10. Quality Assurance; Environmental, Health & Safety.

10.1. Quality Assurance and Environmental Health & Safety Requirements.

If any quality assurance requirements (“QA Requirements”) and/or environmental, health and safety requirements (“EH&S Requirements”) apply to the Work, TerraPower shall provide the QA Requirements and/or EH&S Requirements in the SOW. Specific tasks associated with the Work may be subject to different QA Requirements and EH&S requirements. Contractor shall perform Work in conformance with all QA Requirements and EH&S Requirements, as applicable. In the event that the Contractor does not have a TerraPower-approved Quality Assurance Program, at TerraPower’s discretion and if stated in the applicable SOW, the Contractor may perform Work under TerraPower’s Quality Assurance Program.

10.2. Incorporation of Quality Assurance and Environmental Health & Safety Requirements Into Subcontracts.

The Contractor shall incorporate this Section 10 (Quality Assurance; Environmental Health & Safety) in its subcontracts with any permitted lower-tier Contractors and lower-tier supply agreements, including any technical, QA Requirements and EH&S Requirements as specified in the SOW. When specified in the SOW, TerraPower, through its designated representatives or agents, may access the Contractor’s and any permitted lower-tier Contractor’s facilities and records for Q&A and EH&S surveillance, inspection, or audit during normal business hours.

10.3. Hold Points and Stop Work.

Without limiting any more stringent applicable QA Requirements or EH&S Requirements:

a. Any portion of the Work may be subject to certain mandatory hold or notification points (each, a “Hold Point”), which may require witnessing by an authorized representative of TerraPower. Any Hold Points applicable to the Work shall be set forth in the applicable SOW or otherwise agreed between the Parties in writing. Applicable Work may not proceed beyond a Hold Point without either

i. inspection or review by an authorized representative of TerraPower, or

ii. TerraPower’s express written authorization for the applicable Work to proceed. Contractor shall provide TerraPower at least fourteen (14) business days’ advance written notice of each Hold Point to allow the Parties to schedule the Work related to the applicable Hold Point.

b. TerraPower may, at any time, direct Contractor to stop performing Work if in the judgment of TerraPower’s quality representative the Work:

i. is not being materially performed in accordance with QA Requirements or EH&S Requirements, or

ii. has material quality control deficiencies. If such direction is given, Contractor and its subcontractors shall cease operations, including shipments, on any Work within the scope of the direction. Resumption of Work shall not be undertaken until Contractor has obtained TerraPower’s written authorization.

11. Warranty; Delay and Performance Remedies.

11.1. Compliance with Agreement and Purchase Order; Duration.

The Contractor warrants that any and all Work provided under this Agreement will conform to and comply with each and every provision of the Agreement, Order, PO, and SOW, and will be performed using competent professional knowledge and judgment in accordance with Prudent Industry Practices, will be suited for the intended application and function, will perform correctly in

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Exhibit 10.4

accordance with any performance guarantees and specifications, will be in accordance with Applicable Laws, and will be complete, correct and otherwise free from errors, omissions, faults or defects in design, workmanship and materials.

The Contractor further warrants that all Product Material provided or furnished by the Contractor must be new, original, unrefurbished and of the kind, make and quality specified by TerraPower in the SOW.

The warranties provided will begin upon, as applicable with respect to each specific item of Work, Supplies, materials, or Product Material, delivery and TerraPower acceptance of the Work, Supplies, materials, or Product Material, and will expire, (i) with respect to Work, Supplies, or materials, twenty-four (24) months after TerraPower acceptance of the Work, Supplies, or materials; and, (ii) with respect to Product Material, on the earlier of: (y) twenty-four (24) months after TerraPower acceptance of Product Material; or (z) metallization of the Product Material by TerraPower’s Deconverter (the “Warranty Period”).

Should any of the Work, Supplies, materials, or Product Material not meet the standards specified in this subsection 11.1 during the Warranty Period, the Contractor, at its own expense, will correct such nonconformity in consultation with TerraPower by re-performing, resupplying, disassembling, reassembling, removing, re-installing, or repairing, as applicable, the nonconforming Work, Supplies, materials, and/or Product Material.

The Contractor further warrants that each item of Work re-performed or Supplies, materials, and/or Product Material repaired or replaced to correct a nonconformance will carry the warranty prescribed by this section, and the Warranty Period for such Work, Supplies, materials and/or Product Material will begin upon, as applicable with respect to each specific item of Work, Supplies, materials, or Product Material, delivery and TerraPower acceptance of the Work, Supplies, materials, or Product Material, and will expire, (i) with respect to Work, Supplies, or materials, twenty-four (24) months after TerraPower acceptance of the Work, Supplies, or materials; and, (ii) with respect to Product Material, on the earlier of: (y) twenty-four (24) months after TerraPower acceptance of Product Material; or (z) metallization of the Product Material by TerraPower’s Deconverter.

11.2. TerraPower Testing.

TerraPower may, in its sole discretion and at its expense, conduct such additional reasonable tests as it deems proper or necessary to determine that Work, Supplies, materials, and Product Material provided under the Agreement meet the warranties.

11.3. TerraPower Right to Remedy Contractor Failure to Meet Warranties.

If the Contractor, after notice, fails to proceed promptly to remedy any failure to meet any of the warranties set forth herein, TerraPower may remedy such failure, or have such failure remedied by others, and the Contractor will be liable for all reasonable expenses so incurred.

11.4. Warranty Beneficiaries; Assignment.

All warranties will benefit both TerraPower and the Project owner, USO. In the event TerraPower, USO, or their successors or assigns transfer ownership of all or part of the Project to a third-party purchaser prior to the expiration of the applicable Warranty Period, all warranties provided by Contractor under this Agreement shall be assignable to said third-party purchaser by TerraPower, USO or their successors or assigns, as applicable.

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Exhibit 10.4

11.5. Liquidated Damages.

a. Except in the case of Contractor delay or failure in performance as a result of a Force Majeure Event or a termination of this Agreement by TerraPower as a result of a Force Majeure Event or pursuant to subsection 6.3, in which case this subsection 11.5 will not apply, Contractor shall be responsible for the following liquidated damages, in each case beginning on the day after the expiration of a grace period of thirty (30) days from the date specified within the agreed and approved schedule:

i. [Reserved];

ii. For any delay in delivery of Product Material by the date guaranteed for such delivery as set forth in the applicable SOW, $100,000 per week of delay, subject to the limitation in Section 17.1(Limitation of Liability);

iii. [Reserved];

b. The Parties intend that any liquidated damages required pursuant to this subsection 11.5 constitute compensation, and not a penalty. The Parties acknowledge and agree that the harm to TerraPower and USO caused by Contractor delays would be impossible or very difficult to accurately estimate as of the Effective Date, and that such liquidated damages are a reasonable estimate of the anticipated or actual harm that might arise from delays. Contractor’s payment of such liquidated damages is Contractor’s sole liability and entire obligation and TerraPower’s exclusive remedy for such delays.

12. Proprietary Rights and Confidentiality.

12.1. Background and Foreground Intellectual Property.

TerraPower reserves all legal rights and retains exclusive ownership in its Background Intellectual Property.

Contractor reserves all legal rights and retains exclusive ownership of the Work Product (except for Product Material and Submittals required in conformance with the SOW), Contractor Background Intellectual Property, and Contractor Foreground Intellectual Property, (altogether, “Contractor IP”). If Contractor incorporates any Contractor IP into a Deliverable or any such Contractor IP is reasonably necessary for use of the Deliverable, Contractor hereby grants to TerraPower and its affiliates a perpetual, irrevocable, personal, nonexclusive, worldwide, royalty-free, fully paid up license to use and exploit such Contractor IP solely to the extent such Contractor IP is tangibly embodied by the Deliverable and reasonably necessary to use the Deliverable for the Project. The Contractor shall identify and mark (in accordance with TerraPower’s marking requirements) all Contractor IP prior to disclosure to TerraPower or any of its representatives.

The License Agreement, dated as of February 16, 2024, among ASP Isotopes UK Limited, as licensor, and Contractor and Quantum Leap Energy Limited, as licensees, constitutes, and upon the consummation thereof the Sublicence Agreement to be entered into by among QLE, as sublicensor, and QLE TP Funding SPE, LLC and K2025267858 (South Africa) (Pty) Ltd., as sublicensees, will constitute, the legal, valid and binding obligations of the parties to such agreements, enforceable against the licensor in accordance with their respective terms, and the Sublicense Agreement shall remain in effect throughout the Term.

12.2. [Reserved].

12.3. [Reserved].

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Exhibit 10.4

12.4. Compliance with Confidential Information Obligations.

At all times during the Term of this Agreement and after termination of this Agreement, the respective receiving Party shall keep the Confidential Information in the strictest confidence and shall not disclose it by any means to any third party except with the other Party’s prior written approval and only to the extent necessary to perform the Work under this Agreement. The receiving Party may not use Confidential Information for any reason except to perform its obligations under this Agreement. This prohibition also applies to the receiving Party’s employees, agents and subcontractors, and the receiving Party has in place agreements with the foregoing to ensure compliance with this sub-Section 12.4. The limitations in subsections 9.2 and 9.3 (Prohibition on Disclosure of Deliverables or Confidential Information; Non-Solicitation) are in addition to the limitations and commitments in this subsection 12.4.

12.5. Exclusions from Confidentiality Obligations.

Confidential Information does not include any information that:

a. is or subsequently becomes publicly available without the receiving party's breach of any obligation owed to the disclosing Party;

b. became known to the receiving Party prior to the disclosing Party’s disclosure of such information to the receiving Party without receiving Party’s breach of any obligation owed to the disclosing Party;

c. became known to the receiving party from a source other than the disclosing Party and other than by the breach of an obligation of confidentiality owed to the disclosing Party;

d. is independently developed by the receiving party without reference to Confidential Information; or

e. is disclosed in response to a valid law, regulation, subpoena or other court order, provided that, prior to making such disclosure, the receiving Party shall give the disclosing Party notice and an opportunity to object to or limit the disclosure. In all cases where the receiving Party is required to disclose Confidential Information as set out in subsection 12.5.e., the receiving Party shall make all reasonable efforts to protect the Confidential Information from public disclosure.

12.6. Ownership of Confidential Information.

The receiving Party must destroy or return to the disclosing Party all Confidential Information and materials containing or excerpting Confidential Information upon the expiration or earlier termination of this Agreement, or promptly upon the disclosing Party’s request made at any time during the term of this Agreement; provided that the receiving Party is entitled to retain one (1) copy of same for archival purposes to be used for the limited purpose of proving compliance with the terms of this Agreement. The confidentiality obligations of this Section 12 will continue to apply to any retained Confidential Information and materials.

12.7. Markings.

Contractor will comply with markings requirements as may be requested by TerraPower in connection with the Supplies, Submittals and documents provided to TerraPower.

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Exhibit 10.4

12.8. Injunctive Relief.

The Contractor and TerraPower each acknowledge the unique nature of the Work provided hereunder and of Contractor and TerraPower's businesses, and further that any breach by either Party of this Section 12 or of subsections 9.2 or 9.3 (Prohibition on Disclosure of Deliverables or Confidential Information; Non-Solicitation) will result in irreparable and continuing damage to the other Party for which there may be no adequate remedy at law, and the Parties agrees that the other Party will be entitled to injunctive relief in addition to any other remedies it may have in the event of such breach.

12.9. Use of Confidential Information.

Without limitation, both the specific terms of, and the very fact of, the relationship between the Contractor and TerraPower is considered Confidential Information. The Parties will not use that information for marketing or otherwise disclose it (with or without a Party’s name) without the other Party’s prior written consent. Either Party may disclose the existence and specific terms (including any exhibits, attachments, SOW, and amendments) of this Agreement to investors, potential investors, finance providers, potential finance providers, advisors, joint venture partners, potential joint venture partners and others (including the legal and financial advisors of such parties), who have been informed that the confidential information belongs to the other Party and have agreed in writing to obligations of confidentiality and limitations of use substantially equivalent to those contained in this subsection 12.9 or are otherwise subject to professional obligations of confidentiality.

12.10. Statutory Protections.

The protections afforded to the Confidential Information under this Agreement are in addition to, and not in lieu of, the protections afforded under any applicable trade secrets laws, including the Washington Uniform Trade Secrets Act (Wash. Rev. Code Ann. §19.108 et seq.) and the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1836) (“DTSA”).

NOTICE: Notwithstanding any other provision of this Agreement to the contrary, Contractor understands that pursuant to the DTSA, they cannot be held criminally or civilly liable under Federal or State trade secret law for disclosing a trade secret in the following situations: (1) Contractor makes the disclosure in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and the disclosure is solely for the purpose of reporting or investigating a suspected violation of law; (2) Contractor makes the disclosure in a legal document filed in a lawsuit or other legal proceeding if the filing is made under seal; or (3) Contractor makes the disclosure to its attorney for use in a lawsuit against its employer for retaliation for reporting a suspected violation of law if, in court proceedings, any document containing the trade secret is filed under seal, and Contractor does not disclose the trade secret, except pursuant to a court order.

12.11. [Reserved].

12.12. Ownership of Patentable Inventions and Contractor Support.

This Agreement is directed toward the supply of Product Material and the Parties do not anticipate SOWs specifying research and development. However, to the extent that patentable inventions are conceived, created or developed under the Agreement, Contractor will retain ownership, in accordance with subsection 12.1 above.

13. Title; Risk of Loss; TerraPower-Provided Equipment

13.1. Title, Risk of Loss.

Title to any property (real, personal, or intangible and including the Product Material)

a. to be supplied to TerraPower by Contractor or

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Exhibit 10.4

b. unless TerraPower otherwise directs, that is acquired by Contractor for the performance of any Work and for which it receives payment hereunder (excluding Feedstock),

shall (in any case contemplated by the foregoing clauses (a) or (b)) transfer to TerraPower free and clear of any liens upon the earlier of:

i. payment for such property pursuant to the terms and conditions hereof or

ii. delivery of such property to TerraPower (whether at its ultimately required location or otherwise, including (if elected by TerraPower) pursuant to subsection a).

Notwithstanding the passage of title to such property, Contractor shall bear the risk of loss with respect to such property to be supplied by Contractor or so acquired by Contractor until delivery of such property to TerraPower. The terms of this subsection 13.1 shall not be subject to modification in any SOW, including by use of “Incoterms” rules published by the International Chamber of Commerce.

13.2. TerraPower-Provided Equipment.

TerraPower retains ownership of all TerraPower-Provided equipment. The Contractor shall hold the TerraPower-Provided equipment in trust, and while the TerraPower-Provided equipment is in the Contractor’s care, custody, and control, the Contractor shall insure the TerraPower-Provided equipment at the Contractor’s expense in an amount equal to replacement costs of the TerraPower-Provided equipment with loss payable to TerraPower. The Contractor shall use the TerraPower-Provided equipment solely for performing Work in accordance with this Agreement. The Contractor shall return the TerraPower-Provided equipment to TerraPower in the same condition as received, except for ordinary wear and tear, upon termination of this Agreement, unless TerraPower agrees otherwise in writing prior to the termination of this Agreement.

14. Indemnification.

14.1. Indemnification by Contractor.

Except to the extent arising from a nuclear incident or precautionary accident, as defined by the Price Anderson Act, at the Project site, the Contractor shall indemnify, defend (if requested by TerraPower) and hold harmless TerraPower and its affiliates (and its and their respective directors, officers, employees, representatives, agents, vendors, suppliers, subrecipients, successors and permitted assigns) (each such person or entity, a “TerraPower Indemnified Person”) from and against all damages, liabilities, claims, costs, losses and expenses of any nature (including attorneys’ fees and other costs of enforcement and defense), including claims based on death, bodily injury or loss of or damage to property or the environment, in any such case arising out of, or resulting in any way from:

a. any defect in the Work purchased hereunder;

b. any actual or alleged infringement, misappropriation or other violation of third-party Intellectual Property embodied by the Deliverables or practiced by Contractor in the performance of the Work. Notwithstanding the foregoing, this paragraph does not apply to the extent the Deliverables are modified, altered, or combined with other materials or processes and infringement would not have occurred but for the modification, alteration or combination;

c. any failure by the Contractor to comply with any provision of this Agreement or any related contract (including any breach, violation or failure to perform any covenant or agreement, or any breach of or inaccuracy in any representation and warranty made by Contractor),

d. any act or omission of the Contractor, its agents, employees (including, for purposes of this clause d., contingent, leased, temporary or co-employees, or other similar individuals, of Contractor or its affiliates or lower-tier contractors, seconded to or otherwise staffed with

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Exhibit 10.4

TerraPower, USO or any third party in connection with the Project (each such individual Person, a “Co-Employee”)) or permitted lower-tier contractors;

e. any claims, demands, actions, disputes or other legal or administrative procedures made or asserted by any Co-Employee;

f. claims of the United States government and its officers, agents or employees to the extent resulting from the acts or omissions of Contractor related to the Project or

g. without limiting the foregoing obligations, any failure by the Contractor to comply with its obligations pursuant to Section 8.

14.2. Notification, Rights, and Cooperation.

TerraPower shall give the Contractor reasonably prompt written notice of any claim subject to indemnification hereunder; provided, however, TerraPower’s failure to so notify the Contractor shall not affect the Contractor’s obligations hereunder except to the extent that TerraPower’s delay materially prejudices the Contractor’s ability to defend such claim. If requested by TerraPower, Contractor shall have the right to defend against any such claim with counsel of its own choosing and to settle such claim as the Contractor deems appropriate, provided that the Contractor shall not enter into any settlement that adversely affects any Indemnified Person rights without such Indemnified Person’s prior written consent. TerraPower shall reasonably cooperate with the Contractor in the defense and settlement of any such claim, at the Contractor’s expense. Each Indemnified Person shall have the option to retain its own counsel, at the Indemnified Person’s own and sole expense, to participate in the defense and settlement of any claim or other matter subject to indemnification under this Section 14; provided, that if TerraPower does not request the Contractor defend any Indemnified Person, then TerraPower or such Indemnified Person shall have the right to retain its own counsel for the defense and settlement of any claim or other matter subject to indemnification under this Section 14, with the costs, fees and expenses of such counsel to be at the expense of Contractor.

14.3. Investigations.

Contractor will fully cooperate with any Indemnified Person in any investigation of any actual or potential claims, investigations or other proceedings made or asserted against or into such Indemnified Person. Such cooperation will include (without limitation) making employees available for interviews and depositions, providing requested documentation and otherwise being responsive to requests for information concerning such claim, investigation or other proceeding. This obligation to cooperate will survive the completion, expiration, cancellation or termination of this Agreement. This obligation will exist regardless of whether any indemnification obligations have been or will be triggered by the circumstances on which the claim, investigation or other proceeding is based and regardless of whether any Indemnified Person is named as a party in any lawsuit, arbitration or other action.

14.4. Indemnification by TerraPower.

In accordance with subsection 19.16, TerraPower shall use its commercially reasonable efforts to, or to cause applicable third parties to (i) maintain financial protection and an indemnification agreement as required by the Price-Anderson Act and 10 CFR Part 140, under which Contractor and its subcontractors shall be included as insureds, and (ii) obtain and maintain nuclear property damage insurance to the extent required under 10 CFR Part 140.

Except to the extent arising from a nuclear incident or precautionary accident, as defined by the Price Anderson Act, and arising from nuclear damage, as defined by the National Nuclear Regulator Act 1999 and its Regulations, pursuant to which all nuclear liability will be channeled to the licensed entity, TerraPower shall indemnify, defend (if requested by Contractor) and hold harmless Contractor and its affiliates (and its and their respective directors, officers, employees, representatives, agents,

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Exhibit 10.4

vendors, suppliers, subrecipients, successors and permitted assigns) (each such person or entity, an “Contractor Indemnified Person”) from and against all damages, liabilities, claims, costs, losses and expenses of any nature (including attorneys’ fees and other costs of enforcement and defense), including claims based on death, bodily injury or loss of or damage to property or the environment, in any such case arising out of, or resulting in any way from any claim, dispute or other proceeding relating to the Project (separate and apart from the Deliverables), the Natrium reactor technology, or any part, combination or process thereof, including any claim for actual or alleged infringement, misappropriation or other violation of third party Intellectual Property.

15. Insurance.

15.1. Coverage Requirements.

During the Term of this Agreement and for ten (10) years after this Agreement is terminated, the Contractor shall, at its own expense, maintain each of the following minimum insurance coverages; provided, that Contractor shall not be permitted (without the advance written consent of TerraPower) to satisfy any of its obligations in this Section 15 by utilizing any self-insurance. The coverage limits referenced in Section 15 may be provided in equivalent amounts converted from USD to local currency:

a. All insurance coverage required by federal, state, or local law, including the Compensation for Occupational Injuries and Diseases Act, and including any additional statutory workers’ compensation insurance in the minimum statutory amount. With respect to workers’ compensation insurance:

i. To the extent permitted by law, Contractor specifically and expressly waives any immunity that it may be granted under the local law in an applicable jurisdiction and

ii. the indemnification obligation under this Agreement shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable to or for any third party;

b. Commercial General Liability insurance written on an occurrence policy form which includes, but is not limited to, coverage for bodily injury, wrongful death, personal and advertising injury, property damage, contractual liability, and independent contractors with limits of not less than the following:

i. $1,000,000 Per Occurrence Limit;

ii. $1,000,000 Personal and Advertising Injury Limit;

iii. $2,000,000 General Annual Aggregate Limit;

iv. $2,000,000 Products-Completed Operations Aggregate Limit;

c. Employer’s Liability insurance with limits of not less than $1,000,000 bodily injury by accident, and $1,000,000 bodily injury by disease;

d. Automobile Liability insurance (including liability for hired and non-owned vehicles) with combined single limits of not less than $1,000,000 per occurrence. Such insurance shall cover injury or death and property damage arising out of ownership, maintenance or use of any private passenger or commercial vehicles and of any other equipment required to be licensed for road use. If hazardous materials are to be transported by Contractor to accomplish the work, then Contractor shall provide pollution auto coverage equivalent to that provided under the ISO pollution liability-broadened coverage for covered autos endorsement (CA 99 48);

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Exhibit 10.4

e. Umbrella/Excess Liability insurance – on an occurrence basis in excess of the underlying insurance identified in in this Section 15, and which follows form of the underlying policies. The amounts of insurance required in this Section 15 may be satisfied by Contractor purchasing coverage for the limits specified or by any combination of underlying and umbrella/excess limits, so long as the total amount of insurance meets the limits specified in this Section 15 for the applicable types when added to the applicable limits for this paragraph. The umbrella/excess liability insurance limits shall have limits of $10,000,000 any one occurrence and in the aggregate;

f. Professional Liability insurance, insuring against professional errors and omissions arising from the Work on the Project by architects, engineers, landscape engineers, surveyors, and any other professional, with limits of $2,000,000 per claim and $2,000,000 annual aggregate. Such policy shall not contain any exclusions directed toward any types of projects, materials, services or processes involved in the Work. Coverage shall include but not be limited to: (i) insured’s interest in joint ventures, if applicable, and (ii) limited contractual liability. The retroactive date for coverage will be no later than the commencement date of design and will state that in the event of cancellation or non-renewal the discovery period for insurance claims will be at least 5 years or otherwise as by agreement with TerraPower; and

g. Commercial Property and Transit insurance: Contractor will maintain commercial property insurance covering physical loss or damage to all real and personal property, including for any equipment or materials purchased in connection with the Work or supplied by TerraPower. Coverage shall be provided for the Work Product until delivery and acceptance of Work Product by TerraPower. Such insurance shall be on a full replacement cost basis and include perils for earthquake, flood, and wind. Deductibles will be borne by Contractor. Contractor will hold harmless TerraPower, LLC and US SFR Owner, LLC and each of their affiliates, subsidiaries, officers, employees, consultants, and agents, for loss or damage to such property. TerraPower shall approve the Commercial Property insurer and shall have the right to review the Commercial Property insurance policy wording prior to binding or inception of the insurance policy. The policy shall name TerraPower as a loss payee.

15.2. Additional Requirements.

a. All liability policies, with the exception of workers compensation and professional liability, shall include as additional insured: TerraPower, LLC, and US SFR Owner, LLC, and their affiliates, subsidiaries, officers, directors, employees, consultants and agents. Prior to commencing any Work, Contractor shall provide TerraPower with certificate(s) of insurance and a copy of any applicable Additional Insured endorsement evidencing the coverages and terms required by this Section 15. Contractor liability policies shall contain provisions for cross liability and severability of interests of the insureds.

b. Contractor agrees and will cause their insurers to waive all rights of subrogation against TerraPower, LLC and US SFR Owner, LLC and their officers, directors, employees, consultants and agents to the extent covered by insurance required to be provided by Contractor and further waives all rights of recovery which are not covered by insurance because of deductible or self-insurance obligations relating to such insurance.

c. All policies under this Section 15 shall be primary and non-contributory with any similar insurance coverage (primary or excess) maintained by TerraPower.

d. All polices will be written by companies authorized to do business in the location where the Work is performed and have a rating by Best’s Key Rating Guide of at least A-VIII.

e. The insurance requirements contained herein shall not in any manner be deemed to limit or qualify the liability or obligations assumed by Contractor elsewhere in this Agreement.

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f. TerraPower reserves the option to amend the required insurance of this Section 15, including insurance for related agreements required to complete the Work. Any such higher limits shall be identified in the SOW or PO.

15.3. Nuclear Liability.

a. Indemnity. To the extent permitted by law, and notwithstanding Section 14.1 of this Agreement, Contractor shall indemnify, defend, and hold harmless TerraPower from claims for Liability for Nuclear Damages arising from the Work, including but not limited to damages claimed under the National Nuclear Regulator Act (Act No.47 of 1999), the Compensation for Occupational Injuries and Diseases Act, 1993 (Act No.130 of 1993), or common law, including any law amendatory thereof. Notwithstanding TerraPower’s ownership of Product Material pursuant to subsection 13.1, Contractor and its affiliated entities that are performing HALEU Enrichment Services shall, pursuant to Section 30.(1) of the National Nuclear Regulator Act (Act No.47 of 1999), as the nuclear installation license as that term is defined in be National Nuclear Regulator Act (Act No.47 of 1999), be deemed to be in possession and control of the radioactive material (i.e., HALEU Product Material) that governs the liabilities arising from such radioactive material.

b. Regulatory Requirements. Contractor shall obtain authorizations from the South African Nuclear Energy Corporation Ltd. (“NECSA”) and the Republic of South Africa Department of Mineral Resources and Energy (“DMRE”) as required by the Nuclear Energy Act (Act No. 46 of 1999), National Nuclear Regulator Act (Act No.47 of 1999) (the “South Africa Nuclear Acts”), and regulations implementing the South Africa Nuclear Acts, or any amendatory Act thereof, including Licenses, Certificates, Registrations, or Exemptions, as required to accomplish the Work.

c. Insurance. Contractor shall procure and maintain, or shall cause to be procured and maintained, insurance covering Liability for Nuclear Damage in such form and amount required by the South Africa Nuclear Acts. TerraPower shall be named as an additional insured under the insurance policy. Contractor shall provide evidence of insurance coverage to the TerraPower prior to the start of Work, annually thereafter, and upon request from TerraPower. In addition to insurance required by the South African Nuclear Acts, Contractor shall also maintain additional Nuclear Liability insurance with a limit of not less than $200,000,000 (or, if less, the maximum amount of coverage that is commercially available and approved by TerraPower) covering third-party bodily injury, property damage, environmental clean-up, and other costs and damages arising from the hazardous properties of nuclear material, including during transit.

d. Waiver of Subrogation. Contractor waives and will require its insurers to waive all rights of recovery against TerraPower, LLC and US SFR Owner, LLC and their affiliates, subsidiaries, officers, directors, employees, consultants and agents for Liability for Nuclear Damage arising from the Work. In addition, Contractor waives and will require insurers to waive all rights of recovery against TerraPower, LLC and US SFR Owner, LLC and their affiliates, subsidiaries, officers, directors, employees, consultants and agents for any and all costs or expenses arising out of or in connection with the investigation, defense, and settlement of claims or suits for Liability for Nuclear Damage.

e. Survival. Contractor acknowledges that this Exhibit shall survive any termination, expiration or cancellation of the Agreement, as well as the completion of work under the Agreement, for a period of not less than 30 years following such termination, expiration, cancellation, or completion, and shall apply notwithstanding any other provision of this Agreement or any other contract between the Parties.

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f. Definitions.

i. Liability for Nuclear Damage means any liability for Nuclear Damage (as such term is defined in Chapter 1, Section 1(xv) of the National Nuclear Regulator Act) of any kind, whether based on contract, warranty, indemnity, tort (including negligence of whatever degree), strict liability, or otherwise. Contractor shall indemnify TerraPower for TerraPower’s liabilities notwithstanding the exceptions to Nuclear Liability in Chapter 4, Sections 30(5), 30(6), 30(7), 30(8), 30(9), and 32(1) of the National Nuclear Regulator Act.

16. Force Majeure Event.

16.1. Suspension of Performance.

If a Force Majeure Event occurs, the Nonperforming Party is excused from (i) whatever performance is prevented by the Force Majeure Event to the extent and for the duration so prevented; and (ii) satisfying whatever conditions precedent to the Performing Party’s obligations that cannot be satisfied, to the extent and for the duration they cannot be satisfied due to such Force Majeure Event; provided, that the Nonperforming Party complies in full with its obligations pursuant to this Section 16. Despite the preceding sentence, a Force Majeure Event does not exclude any obligation by either the Performing Party or the Nonperforming Party to make any payment required under this Agreement. In allocating the risk of delay or failure of performance of their respective obligations under this Agreement, the Parties have not taken into account the possible occurrence of any of the events listed in the definition of “Force Majeure Event” or any similar or dissimilar events beyond their control.

16.2. Obligation of the Nonperforming Party.

The Nonperforming Party shall provide the Performing Party with written notice of the Force Majeure Event and a report detailing how its obligation under this Agreement is affected by the Force Majeure Event as promptly as practicable under the circumstances (and in no event later than thirty (30) days of the occurrence of the Force Majeure Event); provided, however, the failure to give such prompt written notice shall not affect the rights of the Nonperforming Party under this Section. During the continuation of the Force Majeure Event, the Nonperforming Party shall exercise diligent efforts to remedy the cause of such Force Majeure Event and mitigate or limit damages to the Performing Party. As soon as commercially reasonable, the Nonperforming Party shall resume its obligations and use diligent efforts to make up any lost time.

16.3. Right of the Performing Party.

Notwithstanding Section 6 (Term and Termination; Suspension), if the Performing Party is TerraPower and in the Performing Party’s sole and absolute discretion, it determines that the delay caused by the Force Majeure Event is unacceptable, it may terminate this Agreement at any time after receiving the Nonperforming Party’s notice of the Force Majeure Event.

17. Limitation of Liability

17.1. LIABILITY CAP.

EXCEPT AS EXPRESSLY PERMITTED IN SECTION 6 AND SECTION 11, AND NOTWITHSTANDING ANYTHING TO THE CONTRARY OTHERWISE IN THIS AGREEMENT, THE TOTAL AGGREGATE LIABILITY OF EITHER PARTY (INCLUDING THEIR SUBCONTRACTORS AND VENDORS), WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), WARRANTY, STRICT LIABILITY OR OTHER LEGAL THEORY, ARISING OUT OF OR IN CONNECTION WITH SUPPLY OF THE EQUIPMENT OR THE PERFORMANCE, NON-PERFORMANCE OR BREACH OF THIS AGREEMENT OR ANY OTHER OBLIGATIONS HEREUNDER SHALL IN NO EVENT EXCEED AN AMOUNT

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Exhibit 10.4

EQUAL TO (x) IN THE FIRST YEAR OF THE TERM ONLY, FIFTY (50%) PERCENT OF CONTRACTOR’S PROFIT UNDER THE KEMMERER POWER STATION UNIT 1 FIRST FUEL LOAD CONTRACT, AND (y) DURING THE REMAINDER OF THE TERM AFTER THE FIRST YEAR, ONE HUNDRED (100%) PERCENT OF THE TOTAL AMOUNTS ACTUALLY PAID TO CONTRACTOR PURSUANT TO THIS AGREEMENT IN THE 12 MONTHS PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM (SUCH AMOUNT, AS APPLICABLE, THE “AGGREGATE LIABILITY CAP”); PROVIDED, THAT CONTRACTOR’S OBLIGATIONS UNDER (X) SECTION 6.4.b SHALL NOT EXCEED AN AMOUNT THAT IS EQUAL TO FIFTEEN PERCENT (15%) OF THE AGGREGATE LIABILITY CAP, (Y) SECTION 11.5(a.)(ii.) SHALL NOT EXCEED, IN THE AGGREGATE, AN AMOUNT THAT IS EQUAL TO FIFTEEN PERCENT (15%) OF THE AGGREGATE LIABILITY CAP, AND (Z) THE TOTAL OF SECTION 6.4.b, AND SECTION 11.5(a.)(ii.) SHALL NOT EXCEED, IN THE AGGREGATE, AN AMOUNT THAT IS EQUAL TO TWENTY-FIVE PERCENT (25%) OF THE AGGREGATE LIABILITY CAP; PROVIDED, FURTHER, THE FOLLOWING SHALL BE EXCLUDED FROM ANY SUCH LIMITATIONS OF AGGREGATE LIABILITY: (I) CONTRACTOR’S INDEMNITY OBLIGATIONS UNDER SECTION 14.1(b), (II) GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR ACTUAL FRAUD, (III) LIABILITY FOR VIOLATIONS OF APPLICABLE ENVIRONMENTAL, HEALTH AND SAFETY LAW BY CONTRACTOR; (IV) CLAIMS TO THE EXTENT CONTRACTOR HAS RECEIVED THE PROCEEDS OF INSURANCE WITH RESPECT TO SUCH CLAIMS UNDER THE INSURANCE POLICIES REQUIRED TO BE MAINTAINED BY CONTRACTOR UNDER THIS AGREEMENT; (V) THE COST OF PERFORMING CONTRACTOR’S OBLIGATIONS UNDER SECTION 11 (WARRANTY) (EXCEPT TO THE EXTENT SET FORTH IN THIS SECTION 17.1 WITH SPECIFIC REFERENCE TO 11.5.(a.ii.); (VI) LIABILITY FOR BREACHES BY CONTRACTOR OF THE INTELLECTUAL PROPERTY AND CONFIDENTIALITY TERMS AND CONDITIONS HEREIN; AND (VII) LIABILITY FOR BREACHES BY CONTRACTOR OF ITS OBLIGATIONS IN SECTION 2.6.

17.2. NO LIABILITY FOR CERTAIN DAMAGES; EXCEPTIONS.

EXCEPT AS EXPRESSLY PERMITTED IN SECTION 6 AND SECTION 11, NEITHER PARTY SHALL HAVE ANY LIABILITY WHATSOEVER FOR INDIRECT, CONSEQUENTIAL, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT APPLY TO (I) GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR ACTUAL FRAUD OR (II) LIABILITY FOR BREACHES BY CONTRACTOR OF THE INTELLECTUAL PROPERTY AND CONFIDENTIALITY TERMS AND CONDITIONS HEREIN.

18. Books and Records; Audits; Inspection Rights; Cooperation with TerraPower and Governmental Authorities.

18.1. Recordkeeping Requirements.

During the Term of this Agreement and for three (3) years after its termination, extended for any longer period during which Contractor retains any of TerraPower’s Confidential Information (unless, in any such case, a longer period is otherwise specified by Applicable Law,) (such period, the “Recordkeeping Period”), the Contractor shall maintain complete, accurate, and organized books and records as well as a reasonable accounting and cost tracking system, supporting the costs charged to TerraPower in connection with the Work.

18.2. Onsite Inspections.

During the Recordkeeping Period, TerraPower may conduct onsite and/or offsite inspections and audits, at all reasonable times and with advance written notice to Contractor, of the Contractor’s

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Exhibit 10.4

business, operations, books and records, data security reports and systems that relate to the Contractor’s functions, operations and services provided under this Agreement as well as the cost requirements hereunder for the purpose of confirming compliance with the provisions of this Agreement, verifying payments or requests for payment when costs are the basis of such payment or evaluating the reasonableness of proposed Price adjustments and claims. If TerraPower establishes uniform codes of accounts for the project the subject of this Agreement, Contractor shall use such codes in identifying its records and accounts.

18.3. Entering Contractor Facilities to Verify Compliance.

TerraPower and its designees shall have the right, at reasonable times and upon advance notice, to enter the facilities of the Contractor and its sub-tier subcontractors or permitted subcontractors (if any) for the purpose of verifying compliance with the requirements of this Agreement. Verification may include such activities as witnessing operations in progress, witnessing inspections and tests, performing product inspections and tests, reviewing quality assurance documents and records, and performing audits. Contractor agrees to cooperate, and to cause its subcontractors, vendors and suppliers to cooperate, with TerraPower with respect to such activities, including by providing reasonable access to facilities, office space, resources, and assistance for the safety and convenience of any TerraPower representatives in the performance of their duties. Upon request by TerraPower, Contractor shall provide TerraPower or its designee with any and all quality assurance information, documents, and records related to this Agreement and the performance of Contractor's obligations under this Agreement.

18.4. Consequence of Failure to Comply.

If any inspection or audit under this Section 18 reveals that the Contractor has failed to comply with its obligations under this Agreement, then: (i) TerraPower shall notify the Contractor of the amount of such unsubstantiated charges or such overcharge and the Contractor shall promptly pay such amount to TerraPower; and (ii) TerraPower may terminate this Agreement if in effect upon written notice to the Contractor, effective as of the date set forth in such termination notice. The Contractor shall cause any of its subcontractors performing any of the Work to provide the same rights to TerraPower as set forth in this Section 18.

18.5. Retention of Records; Notification Prior to Destruction.

Notwithstanding anything to the contrary herein, Contractor shall not, and shall not permit any of its subcontractors, vendors or suppliers to, destroy or otherwise render unavailable or inaccessible any documentation, books, records or other information, in each case whether in whole or in part, at any time following the expiration of the Recordkeeping Period without providing TerraPower at least ninety (90) days’ advance written notice (and, at any time after such written notice is received, TerraPower and its representatives shall be permitted, during normal business hours, to examine, make copies of and retrieve any such documentation, books, records or other information, and Contractor shall reasonably cooperate in furtherance thereof).

18.6. Electronic Records.

If any records or other documentation to which TerraPower or any other person or entity is granted access pursuant to this Section 18 are maintained in electronic format, Contractor will provide such records and documents in electronic data format that is reasonably acceptable to the recipient. Contractor agrees to cooperate fully with any inspections or audits under this Section 18.

18.7. TerraPower Inspection Rights.

TerraPower reserves the right, but shall not be obligated, to inspect (by any of its representatives) the performance by Contractor of the Work hereunder, including at Contractor’s sites, to:

a. follow the progress of the Work; or

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Exhibit 10.4

b. exercise, or prepare to exercise, any of its rights to suspend Work pursuant to this Agreement.

Such inspection by TerraPower’s representatives will not be deemed to be supervision by TerraPower, its agents, servants, employees or subcontractors, but will be only for the purpose of ensuring that the Work complies with the terms and purpose of this Agreement. TerraPower may report to Contractor any unsafe or improper conditions or practices observed at any site at which Work occurs for corrective or enforcement action by Contractor. Contractor must provide reasonably sufficient, safe and proper facilities at all times for the inspection of the Work. The applicable TerraPower Representatives shall have free access to the Work and to all parts of Contractor’s premises engaged in the Work at reasonable times upon compliance with Contractor’s internal policies and security measures (in each case, to the extent made reasonably available to TerraPower) relating to site access and access to confidential information and networks of Contractor; provided, that any such access measures are no more stringent than those expressly provided in this Agreement. “Free access” includes, without limiting the generality of the term, the right of such TerraPower representatives to enter the premises of Contractor. Contractor will afford such TerraPower representatives, without charge, such reasonable facilities on Contractor’s premises as are appropriate for such TerraPower representatives to conveniently observe and inspect the Work in progress and will allow such TerraPower Representatives to have such other conveniences as would normally accompany such inspection. Nothing in this Section 18 shall limit any inspection, testing and related rights of TerraPower or its representatives set forth in the SOW applicable to any Work.

18.8. Contractor Assistance.

Contractor understands and acknowledges that as a result of its performance of this Agreement and the special knowledge it possesses, and in order to defend and explain the decisions, procedures and standards applicable to its furnishing or performing the Work, Contractor may be called upon to assist TerraPower in preparation and presentation of information to or before governmental authorities, including making personnel available to testify to factual matters relating to the Work at formal and informal government proceedings, and providing all documents and information reasonably requested by TerraPower, including review and comment to sections prepared by others, and any amendments thereto, to address formal NRC licensing questions on a schedule that supports the Project schedule and licensing support services. Contractor agrees that it will use its good faith and commercially reasonable efforts to assist TerraPower in the preparation of testimony, reports or other documents as may be necessary when requested by Company to provide such assistance. This obligation to assist will survive the completion, expiration, cancellation or termination of this Agreement.

18.9. [Reserved].

19. Miscellaneous.

19.1. Export Control.

The Contractor acknowledges that performance of this Agreement is subject to compliance with applicable United States laws, regulations, and/or orders, including those that relate to the export of nuclear materials, equipment, software, and technology, such as the U.S. Department of Energy regulations found in 10 CFR. Part 810, the U.S. Nuclear Regulatory Commission regulations in 10 CFR Part 110, and the U.S. Department of Commerce’s Export Administration Regulations (EAR) found in 15 CFR Part 730 et seq., as may be amended (collectively, “Export Control Laws”). The Contractor agrees to comply with all Export Control Laws, including as they are updated or amended.

The Contractor shall not export, re-export, transfer or retransfer, directly or indirectly, any Confidential Information, except as permitted by such Export Control Laws. Notwithstanding anything to the contrary in this Agreement, and in order to ensure compliance with Export Control Laws,

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Exhibit 10.4

a. Contractor shall not, absent prior written approval by TerraPower use, directly or indirectly, Confidential Information or materials in any application involving a military use, missile technology, nuclear proliferation/nuclear explosive device, chemical and biological weapons proliferation; and,

b. Contractor shall not, absent prior written approval by TerraPower, disclose or furnish Confidential Information or materials that are controlled for export under Export Control Laws to any Foreign Nationals (including any of its employees, agents or other representatives) who are of a different nationality than the Contractor. Contractor further acknowledges and agrees that it assumes full responsibility for the accuracy of any self-attestation of citizenship or other status provided by its employees, agents and other representatives in connection with any disclosure or furnishing by or on behalf of TerraPower of Confidential Information that is controlled for export under Export Control Laws to such employees, agents and other representatives.

TerraPower and Contractor respectively shall identify and mark (in accordance with TerraPower’s marking requirements) all documents that contain information controlled for export under Export Control Laws, with appropriate and conspicuous export control markings, prior to transmittal to TerraPower or Contractor respectively, as the case may be. TerraPower and Contractor respectively also shall provide to the other party export control classification numbers (ECCNs) for any items, technology, or software, controlled for export under the EAR, that TerraPower or Contractor delivers or transmits to the other party under this Agreement.

The Contractor:

a. recognizes that the products and/or technology transferred to the Contractor, or that the Contractor is given access to, under this Agreement, may remain subject to Export Control Laws and regulations even after they are exported from the United States;

b. certifies that such products or technology will not be diverted, transshipped, re-exported or otherwise transferred in contravention to Export Control Laws, including in particular disclosure or transfer to any Foreign National or country requiring a “specific authorization” (see 10 CFR § 810.7) without prior written approval from the designated U.S. Government department or agency; and,

c. affirms that such products or technology will not be used, directly or indirectly, in any application involving military use, missile technology, nuclear proliferation, nuclear explosive devices, and/or chemical or biological weapons proliferation. The Contractor agrees to comply with all Export Control Laws as they are updated or amended.

In the event of any noncompliance with this subsection 19.1, TerraPower shall be entitled to immediately terminate the Agreement and take such other actions as are permitted or required to be taken under Applicable Law.

19.2. [Reserved].

19.3. Communication and Protection of Data

Contractor will comply with the methods of communication invoked by TerraPower to transmit and receive information that is deemed to be sensitive or might be subject to subsection 19.1 (Export Control). TerraPower has established a secure electronic information transfer system that will be used by TerraPower, Contractor and any TerraPower-authorized third parties to transfer data and other information. The CA will work with the Contractor to establish the methods and access for secure file transfer.

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Exhibit 10.4

19.4. Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all such counterparts when taken together will be deemed to be but one and the same instrument. Original signatures transmitted by facsimile or electronic mail will be effective to create such counterparts.

19.5. Amendments; Modifications

The Parties may amend this Agreement to modify any terms in this Agreement as well as any terms in the exhibits. No revision, amendment, modification or termination (other than any change or termination by TerraPower expressly permitted herein), or waiver of any provision in this Agreement will be valid unless made in accordance with Section 5 (Changes), or otherwise in writing and signed by both the Contractor and TerraPower, and then only in the specific instance and for the specific purpose given.

19.6. Notices

Any written notice required or permitted under this Agreement will be effective:

a. on the date it is personally delivered (with a signed acknowledgement by the receiving Party memorializing the date of delivery);

b. on the date when the notice is transmitted by electronic facsimile or e-mail (with a confirmation copy to be sent by mail);

c. the day after the notice is sent by overnight air courier service; or,

d. five (5) days after the date of mailing.

Notice to TerraPower must be addressed to: 15800 Northup Way, Bellevue, WA 98008. Notices and communications relating to commercial matters and this Agreement generally must be sent to the CA’s attention. Communications relating to technical matters must be sent to the TR’s attention, with a copy to the CA. Notices and communications to the Contractor must be addressed to the Contractor at the address appearing on the signature page of this Agreement and Contractor shall identify, prior to commencement of the Work, to whom TerraPower should direct notices and communications. TerraPower or the Contractor may change their address only by notice given to the other in the manner set out in this subsection 19.6.

19.7. Binding Effect; Assignment; Security

a. This Agreement will be binding upon and inure to the benefit of the Contractor and TerraPower and their respective permitted successors and assigns. This Agreement, including the rights and obligations hereunder, may not be assigned or transferred by the Contractor without the prior written consent of TerraPower, which consent is within TerraPower’s sole discretion. Contractor agrees that TerraPower may, in its sole discretion, assign all or part of any right, title, and interest in this Agreement, delegate any obligations, or otherwise dispose of or encumber the whole or any part of either its benefits or obligations hereunder to US SFR Owner, LLC (“USO”) or any third-party purchaser of all or part of the Project, or any Natrium reactor owners.

b. Contractor’s obligations under this Agreement will be secured by a pledge of all of the equity interests and rights of any nature whatsoever in respect of the issued and outstanding stock of (a) QLE TP Funding SPE, LLC by its owner Quantum Leap Energy LLC, and (b) K2025267858 (South Africa) (Pty) Ltd. by its owner QLE TP Funding SPE, LLC, all pursuant to that certain Pledge Agreement of even date herewith made by the pledgors party

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thereto for the benefit of TerraPower, including all amendments, restatements and other modifications thereto.

19.8. Integration; Construction

This Agreement, including the PO, SOW, all Exhibits, and all supplemental or other incorporated terms and conditions and all other documents incorporated by reference into this Agreement, constitutes the complete and integrated agreement of TerraPower and the Contractor and supersedes all prior agreements, written or oral, on the subject matter of this Agreement. This Agreement will be deemed to be drafted by both Parties, and it may not be construed against TerraPower as the drafter of the document.

19.9. Governing Law; Dispute Resolution

a. This Agreement shall be interpreted and construed in accordance with the laws of the State of Washington, without regard to choice of law principles to the contrary. Contractor irrevocably consents to the exclusive jurisdiction of the state and federal courts located in King County, Washington.

b. Each of Contractor and TerraPower shall make good-faith efforts to initially resolve any dispute or claim that arises in connection with this Agreement through discussions and negotiations between the Parties within thirty (30) days. If such efforts fail to result in a mutually agreeable resolution, the Parties shall consider the use of alternative dispute resolution (“ADR”). In the event non-binding mediation or arbitration is agreed upon, the site of the proceedings shall be King County, Washington. The mediator or arbitrator shall allocate costs in accordance with subsection c. below as part of the final resolution or award. In the event that ADR fails or is not pursued, either Party may bring a claim in the courts specified in subsection a. above; provided, however, this subsection b. is not intended to limit a Party’s right to seek relief directly to the courts specified in subsection (a) above in the event of a breach of Section 12 (Proprietary Rights and Confidentiality) of this Agreement.

c. In the event of any litigation or other dispute arising as a result of or by reason of this Agreement, the prevailing Party in any such litigation or other dispute will be entitled to, in addition to any other damages assessed, its reasonable attorneys' fees, and all other costs and expenses incurred in connection with settling or resolving such dispute. The attorneys' fees that the prevailing Party is entitled to recover will include fees for prosecuting or defending any appeal and will be awarded for any supplemental proceedings until the final judgment is satisfied in full. In addition to the foregoing award of attorneys' fees to the prevailing Party, the prevailing Party in any lawsuit on this Agreement will be entitled to its reasonable attorneys' fees incurred in any post judgment proceedings to collect or enforce the judgment. This attorneys' fees provision is separate and several and will survive the merger of this Agreement into any judgment.

19.10. Severability of Provisions

Any provision in this Agreement that is held to be invalid in any jurisdiction will be, as to that jurisdiction only, invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of those provisions in any other jurisdiction, and to this end the provisions of this Agreement will be severable; provided, that if any such provision is so held to be invalid in any jurisdiction, the Parties shall promptly and with reasonable diligence negotiate in good faith to agree to a replacement provision therefor that provides the closest intended effect of the invalidated provision.

19.11. Waiver; Rights and Remedies

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Neither the Contractor's nor TerraPower's failure to exercise any right under this Agreement will constitute a waiver of any term or condition of this Agreement with respect to any other preceding, concurrent, or subsequent breach, nor will it constitute a waiver by TerraPower or the Contractor of its rights at any time thereafter to require exact and strict compliance with any of the terms of this Agreement. The rights and remedies specified in this Agreement are in addition to any other rights or remedies that may be granted by law.

19.12. Order of Precedence

If any term of this Agreement conflicts with any other of its terms, the Parties shall apply the following order of precedence: (a) the terms of the PO; provided, that any term within the PO that purports to change a term or condition of this Agreement shall clearly and specifically indicate that it is modifying a specific term of the Agreement and identify the specific term; (b) the terms and conditions of this Agreement, as amended pursuant hereto, in reverse chronological order of such amendments; (c) SOW; and (d) documents referenced in the SOW with amendments thereto ranking in precedent in reverse chronological order. TerraPower shall not be bound by, and specifically objects to, any term, condition or other provision contained in or presented on any quotation, invoice, shipping document, acceptance, confirmation, correspondence or other documents from Contractor that purport to amend, modify or supplement this this Agreement.

19.13. Interpretation

In this Agreement, the singular includes the plural and the plural the singular; the terms “including” and “include” will mean “including but not limited to”; and references to a “Section” will mean a section of this Agreement, unless otherwise expressly stated. All section titles in this Agreement are for convenience or reference purposes only and shall not control or alter the meaning of this Agreement as set forth in the text. The terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. All accounting terms used and not defined herein have the respective meanings given to them under generally accepted accounting principles in effect from time to time in the applicable jurisdiction. Any event, the scheduled occurrence of which would fall on a day that is not a business day, shall be deferred until the next succeeding business day. Reference to any law, permit or contract means such law as in effect from time to time and such permit or contract as may be amended, modified or supplemented from time to time (respectively). The word “or” shall not be exclusive. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

19.14. Independent Contractor

TerraPower retains the Contractor only for the purposes and to the extent set forth in this Agreement, and the Contractor's relation to TerraPower during the term of this Agreement is that of an independent contractor and not an employee. The Contractor will control the methods, details, and means in which the Work is performed. Notwithstanding the foregoing, TerraPower retains the right to review and provide oversight of the performance of the Work so as to ensure that such Work conforms to the requirements of this Agreement.

19.15. Survival

Obligations under this Agreement of a continuing nature, including without limitation subsections 6.3–6.4 (Term and Termination; Suspension), (if applicable) Section 9 (Competitors; Non-Solicitation; Publicity) Section 11 (Warranty; Delay and Performance Remedies), Section 12 (Proprietary Rights and Confidentiality), Section 14 (Indemnity), Section 15 (Insurance), Section 17

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(Limitation of Liability), Section 18 (Books and Records; Audits; Inspection Rights; Cooperation with TerraPower and Governmental Authorities) and subsection 19.9 (Governing Law; Dispute Resolution), shall survive the completion, termination or cancellation of this Agreement.

19.16. Nuclear Liability

TerraPower shall use its commercially reasonable efforts to, or to cause applicable third parties to (i) maintain financial protection and an indemnification agreement as required by the Price-Anderson Act and 10 CFR Part 140, under which Contractor and its subcontractors shall be included as insureds, and (ii) obtain and maintain nuclear property damage insurance to the extent required under 10 CFR 50.54(w) to cover applicable onsite property, and waive any right of recovery and any rights of subrogation against Contractor and it subcontractors for any damage to applicable onsite property resulting from a nuclear incident.

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Exhibit 10.4

IN WITNESS WHEREOF, the Parties have executed or caused their respective duly authorized officer to execute this Agreement as of the Effective Date.

ASP Isotopes Inc. TerraPower, LLC

By: /s/ Paul Mann By: /s/ Jeff Miller

Name: Paul Mann Name: Jeff Miller

Title: CEO Title: Vice President

Address: 601 Pennsylvania Avenue NW Address: 15800 Northup Way

South Building, Suite 900 Bellevue, Washington 98008

Washington, D.C. 20004